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Notice of 2021 Annual Meeting of Shareholders & Proxy Statement Jacobs Challenging today. Reinventing tomorrow. x Jacobs | 2021 Proxy Statement

CHAIR & CEO’SMESSAGE Leading through cultureN°1 in Fortune’s 2020 World’s Most Admired Companies in the engineering and construction industry for second year in a row. Ranked in the Forbes Best Employers for Diversity and America’s Best Management Consulting Firms 2020 lists for the first time. N° 1on ENR’s Top 500 Design Firms in its annual rankings of both publicly and privately held U. S. companies for the third consecutive year. Joined The Valuable 500, an organization that seeks to ensure disability inclusion is on business leadership agendas across the globe. Named 2020 Best Places to Work for People with Disabilities by the Disability Equality Index. Designated a Best Place to Work for LGBTQ Equality by Human Rights Campaign Foundation’s Corporate Equality Index in 2019 and 2020, receiving a 100% score now for two years running. 2020 Women on Boards Gender Diversity Index, ranked as a winning company with more than 20% women on the Board of Directors. Named Tops Employers by Hire Heroes USA for third quarter 2020. Fellow shareholders, Our world changed in 2020 — both personally and professionally — since the COVID-19 pandemic started early in the year. While it was uncharted territory for us all, our top priority was the safety and wellbeing of our people and communities. As we shifted from office to home, we took our strong Culture of Caring” with us to create and sustain safe working environments for our teams. COVID-19: leveraging global scale and digital solutions To ensure business continuity for our customers, we leveraged our global and regional crisis management teams and our strong IT expertise to develop a strategy for maximizing remote working for 85% of Jacobs employees within a 10-day timeframe. We also established safe protocols for employees working on project sites or engaged in essential, mission critical work. I am extremely proud of the determination and resiliency our people showed in the face of adversity. Staying connected with our people We recognized that communication was critical. Through weekly CEO Monday messages and CEO virtual town halls with our global employees, we provided personal updates on our people, our business and our response across our communities and with our clients. Through the strong global response to our Staying Connected With You survey, our employees shared their thoughts and feedback around remote working, flexibility and collaboration in our new virtual environment. They also shared stories of inspiration, creativity and mental wellbeing that we highlighted both internally and externally to emphasize that no one was in this alone. Innovating the new normal As we define our new normal, we invested more than ever to rethink, reorganize and redefine how our technologies, tools, work processes and physical space have embedded flexibility into our workforce, elevated collaboration, supported our capabilities to deliver value to our clients and improved global operational readiness. As we develop these plans, we will capitalize on the benefits and lessons learned of remote working gained during this time. TogetherBeyond” In our drive to create a “company like no other” and lead through positive change, TogetherBeyond” is our global inclusion and diversity strategy to ensure we deliver on our vision through four strategic pillars: Culture Building & Engagement, Leadership Commitment & Accountability, Developing Talent and Growing the Business. It is not only the right thing to do, it is critical to the long-term health of our company, bringing together diverse teams to create solutions focused on better, more innovative outcomes. Aligning with our strong emphasis on inclusion, the diversity of Jacobs’ continuing Board of Directors is at 55% comprised of11 members from varied industry, government, technical and business backgrounds, providing a robust governance structure. Our female employees accounted for a steady 29. 5% of our global workforce in FY20 and the 2020 Women on Boards Gender Diversity Index ranked us as a winning company exceeding its 20% criteria with 27% women on our Board. Speak Up. Speak Out. Standing up for what is right is in our Jacobs culture. It is who we are. At this moment in time, we have an opportunity to continue the momentum that has built around the world; to challenge and to change both workplace and societal dynamics and positively influence the Black employee experience within Jacobs. Through our Black employee network, Harambee, we facilitated a series of Courageous Conversations among the global Jacobs community giving more than 5,000 of our people a safe space to share and be heard. We launched a global Action Plan for Advancing Justice and Equality, which builds on our existing TogetherBeyond strategy. We will hold ourselves accountable to accomplish actionable initiatives to foster a company and community that embraces equality. x Jacobs | 2021 Proxy StatementCHAIR & CEO’SMESSAGE Leading through cultureN°1 in Fortune’s 2020 World’s Most Admired Companies in the engineering and construction industry for second year in a row. Ranked in the Forbes Best Employers for Diversity and America’s Best Management Consulting Firms 2020 lists for the first time. N° 1on ENR’s Top 500 Design Firms in its annual rankings of both publicly and privately held U. S. companies for the third consecutive year. Joined The Valuable 500, an organization that seeks to ensure disability inclusion is on business leadership agendas across the globe. Named 2020 Best Places to Work for People with Disabilities by the Disability Equality Index. Designated a Best Place to Work for LGBTQ Equality by Human Rights Campaign Foundation’s Corporate Equality Index in 2019 and 2020, receiving a 100% score now for two years running. 2020 Women on Boards Gender Diversity Index, ranked as a winning company with more than 20% women on the Board of Directors. Named Tops Employers by Hire Heroes USA for third quarter 2020. Fellow shareholders, Our world changed in 2020 — both personally and professionally — since the COVID-19 pandemic started early in the year. While it was uncharted territory for us all, our top priority was the safety and wellbeing of our people and communities. As we shifted from office to home, we took our strong Culture of Caring” with us to create and sustain safe working environments for our teams. COVID-19: leveraging global scale and digital solutions To ensure business continuity for our customers, we leveraged our global and regional crisis management teams and our strong IT expertise to develop a strategy for maximizing remote working for 85% of Jacobs employees within a 10-day timeframe. We also established safe protocols for employees working on project sites or engaged in essential, mission critical work. I am extremely proud of the determination and resiliency our people showed in the face of adversity. Staying connected with our people We recognized that communication was critical. Through weekly CEO Monday messages and CEO virtual town halls with our global employees, we provided personal updates on our people, our business and our response across our communities and with our clients. Through the strong global response to our Staying Connected With You survey, our employees shared their thoughts and feedback around remote working, flexibility and collaboration in our new virtual environment. They also shared stories of inspiration, creativity and mental wellbeing that we highlighted both internally and externally to emphasize that no one was in this alone. Innovating the new normal As we define our new normal, we invested more than ever to rethink, reorganize and redefine how our technologies, tools, work processes and physical space have embedded flexibility into our workforce, elevated collaboration, supported our capabilities to deliver value to our clients and improved global operational readiness. As we develop these plans, we will capitalize on the benefits and lessons learned of remote working gained during this time. TogetherBeyond” In our drive to create a “company like no other” and lead through positive change, TogetherBeyond” is our global inclusion and diversity strategy to ensure we deliver on our vision through four strategic pillars: Culture Building & Engagement, Leadership Commitment & Accountability, Developing Talent and Growing the Business. It is not only the right thing to do, it is critical to the long-term health of our company, bringing together diverse teams to create solutions focused on better, more innovative outcomes. Aligning with our strong emphasis on inclusion, the diversity of Jacobs’ continuing Board of Directors is at 55% comprised of11 members from varied industry, government, technical and business backgrounds, providing a robust governance structure. Our female employees accounted for a steady 29. 5% of our global workforce in FY20 and the 2020 Women on Boards Gender Diversity Index ranked us as a winning company exceeding its 20% criteria with 27% women on our Board. Speak Up. Speak Out. Standing up for what is right is in our Jacobs culture. It is who we are. At this moment in time, we have an opportunity to continue the momentum that has built around the world; to challenge and to change both workplace and societal dynamics and positively influence the Black employee experience within Jacobs. Through our Black employee network, Harambee, we facilitated a series of Courageous Conversations among the global Jacobs community giving more than 5,000 of our people a safe space to share and be heard. We launched a global Action Plan for Advancing Justice and Equality, which builds on our existing TogetherBeyond strategy. We will hold ourselves accountable to accomplish actionable initiatives to foster a company and community that embraces equality. x Jacobs | 2021 Proxy Statement

The action plan is about achieving true equality for all of our employees now and in the future — with a focus on ensuring Black employees have the tools needed to advance and achieve their ultimate goals. Developing our talent . . . a world where you can Building on our brand launch last November, we developed our Employee Value Statement: “Jacobs. A world where you can” — aligning with our culture, our values and the employee experience we deliver. This year, our continued focus on developing our people brought about significant development of resources and tools for our employees. We launched our Global Career program e3: engage, excel. elevate. to ensure every employee can engage with our global network, excel in their role and elevate their career through personal and professional growth with online learning and development courses, talent profiles and experiences tailored to their role and career interests. Leadership for the future Recognizing the significant contributions of their leadership and operating discipline, we expanded roles for Kevin Berryman and Bob Pragada, effective Dec. 1, 2019. Kevin Berryman was appointed President and Chief Financial Officer and continues to lead finance and treasury, investor relations, communications, strategy, M&A and internal audit, and also oversees digital and information technology. Bob Pragada was appointed President and Chief Operating Officer to oversee all global operations with Executive Vice President and COO of Critical Mission Solutions, Dawne Hickton and Executive Vice Presidents Ken Gilmartin and Patrick Hill reporting to him. Ken Gilmartin and Patrick Hill were promoted to jointly lead the People & Places Solutions line of business. I would like to personally thank Terry Hagen, retiring this year after more than 30 years with Jacobs. During his career with us, Terry Hagen has made significant, long-lasting contributions to Jacobs, including holding senior leadership roles that encompassed growth in all of Jacobs’ business sectors. He played a crucial role in our business transformation, positioning us well for the next stage of our journey. I would also like to thank the members of our Senior Leadership Team retiring this year — and all of our retirees— for their endless contributions to our company and the lasting impact they have made to the people and communities around them. Furthering our Environmental, Social & Governance commitment On the 50th anniversary of Earth Day, we published Jacobs’ first Climate Action Plan, committing to 100% renewable energy for our operations1 and net zero carbon for our operations and business travel in 2020, and I am proud to share that we have achieved this. Our long-term commitment is to be carbon negative for our operations and business travel by 2030. Additionally, we continue to help our clients integrate sustainable, low- carbon solutions into their operations, helping them to maximize societal, environmental and economic benefits. Jacobs attended DAVOS 2020, the World Economic Forum’s Annual Meeting, where as Co-Chair of the Infrastructure and Urban Development Governors, I moderated a panel on leveraging technology and innovation to achieve a net zero carbon future. As part of our ongoing commitment to align with the United Nations Sustainable Development Goals, we joined the UN Global Compact this year and became a founding member of the CFO Taskforce for the Sustainable Development Goals to help reshape the future of corporate finance and investment as a catalyst for growth, value creation and social impact. Strong business performance The 3-year growth strategy we developed to build a company aligned to sustainable higher growth markets has proved its resilience during one of the most severe economic shocks in history. As we mark the third year since closing on the acquisition of CH2M — the largest of its kind in our industry — the alignment of our revenue synergies was key to our success, and our continued portfolio transformation created a model for successful follow-on integrations such as KeyW and Wood Nuclear. Our resiliency during these challenging times was also driven by the diversity of our end markets and our alignment to high value sectors such as national security, water, infrastructure, environmental, healthcare, pharmaceuticals and space exploration to name a few. We also benefited from the economies of scale in both lines of business, allowing us to quickly adjust to global changes in demand and prudent management of our cost structure. We are embracing new ways of working and operating, and I have asked Kevin Berryman and Bob Pragada to lead our Focus 2023 initiative to drive further innovation, deliver value-creating solutions to our clients and leverage an integrated digital and technology strategy to improve our efficiency and effectiveness, ultimately freeing up valuable time and resource for reinvestment in our people. Our ability to weather this storm would not have been possible without our strong, highly engaged Board of Directors. I want to personally thank Joe Bronson, who is retiring, for his contributions since 2003. Joe chaired the Audit Committee for 15 years, and his contributions, particularly in M&A, contributed to our portfolio transformation. In continuing to refresh our Board, we welcomed two new members over the past several months, General Vincent Brooks and Manny Fernandez. Always looking ahead We are starting FY21 from a position of strength; enabled by the collective and focused efforts of our leadership to stay ahead of the competition and continue to grow profitably. Jacobs is a special company. We refer a lot to our brand promise of “Challenging today. Reinventing tomorrow. ” and we are living up to the meaning behind it every day. And that is because of our people; each reshaping Jacobs in ways we would not have imagined just a few years ago. Over the last six months, it would have been easy to pull back given all that was going on with the pandemic. But instead, Jacobs employees have continued to drive the business forward and deliver innovative solutions both internally and for our clients, positioning us well for the new fiscal year — and a powerful future beyond. Steve DemetriouChair and Chief Executive Officer Before the end of Calendar Year 2020 and for full Fiscal Year 2020, Jacobs will achieve carbon neutral status. This note applies to all references to 2020 in our Climate Action Plan and related charts. x Jacobs | 2021 Proxy Statement

Our COVID-19 Response As it became clear that the Coronavirus (COVID-19) pandemic was unparalleled in the rate of community spread, we took early, decisive action to put people first, help flatten the curve and take care of our clients and communities. Taking care of our people In early March, we swiftly restricted travel and established return protocols for both client-related and personal travel. In a matter of just ten days, we successfully transitioned more than 85% of our employees to a remote working environment to support physical distancing. Where the essential and mission-critical nature of our work requires us to maintain staff at certain sites or locations, we worked closely with our clients and established project-specific plans to ensure the safety of our people and the integrity of the operation. Using technology and optimizing our networks, we continue to offer flexible work scenarios for our people, deliver business continuity and continued collaboration with our clients. Our Executive Leadership Team met daily for three months and weekly thereafter, focusing on transparency, agile response and business resiliency; and our global and regional crisis management teams came together to maintain consistent messaging and direct local responses. With regular global CEO Town Halls, a weekly email and short, self-produced leadership videos we shared open, transparent information and good news stories to connect and unite our global community. Through employee pulse surveys, teams shared sentiments about the transition to home-working, dealing with uncertainty and the future. With new TogetherBeyond COVID-19 support resources, we’re getting to know colleagues in authentic ways and staying in touch even while physically distant. In parallel, our focus on positive mental health has only increased. We equipped our almost 2,000Positive Mental Health Champions with materials to assist employees with COVID-19-related mental health concerns, including a Mental Health Matters Resiliency program, featuring videos and live webinars on topics like relaxation and coping mechanisms, healthy eating and physical wellbeing. As we look to the future, we’ve established a 6-Step Return to the Workplace Process to safely re-introduce people into our workplaces. This examines environmental factors within and surrounding our workplaces — like government restrictions, the local rate of new cases and office readiness, as well as employee availability and desire to return to the workplace. Supporting our clients What we do impacts people, communities and the world — and never more so than now in the wake of COVID-19. From tapping into digitalization capabilities from both sides of our business to help facilitate safe return to on premise work environments, to establishing a new global healthcare growth market, maintaining our own resiliency throughout the crisis meant learning together and turning the circumstances into an innovation catalyst, sharing solutions and new approaches with our clients. Working in partnership with our clients, we supported creation of mobile hospital units in hot zones; healthcare operations planning in the U. S. , U. K. , Australia and New Zealand; retrofit and concept design for COVID-19 vaccine and therapy manufacturing facilities; engineering support to increase production of ventilators; and cybersecurity support in response to increased threats during the pandemic and our customers’ transitions to at- home work environments. Taking care of our global communities and humanity Extending our Culture of Caring into our communities, we pledged $1 million to help global organizations in the fight against COVID-19, including an employee matching program. Recognizing the importance of clean, safe water during the pandemic, we also launched a 200% employee matching campaign for Water For People through the Collectively” program. Our global field teams donated surplus masks, gloves and other supplies to local hospitals. And, from volunteering to assemble to-go lunches for the less fortunate and organizing local responses to aid those most vulnerable, to donating computer cables to keep students and teachers connected, our Jacobs family continues to do our part to give back to the places we live, work and play. Challenging today. Reinventing tomorrow. As we looked for bright spots during the year, we found several. We are spending more time with our families and calling to check on friends, colleagues and neighbors more often. We accelerated a behavior change to travel less, resulting in carbon emission reductions from our business travel. We’re learning how to work more seamlessly, using technology to connect virtually. And we can have fun doing it — with virtual planning sessions, new coworkers (both our pets and our families) and even virtual coffee breaks, workouts and recipe sharing. Looking toward to the future of work, we’re embracing these bright spots and rethinking how we will work differently — honing our capabilities to better help our clients adjust, innovate and implement. This pandemic affects us all. Never more so than today do our core values provide the clear framework for our decision-making at Jacobs: We do things right. We challenge the accepted. We aim higher. We live inclusion. x Jacobs | 2021 Proxy Statement

We do things right Leadership on climate change In April, we published our first company Climate Action Plan committing to 100% renewable energy for our operations in 20201, net zero carbon for our operations and business travel in 2020, and carbon negative for our operations and business travel by 2030. We will achieve net zero carbon in line with global standard PAS 2060:2014. Alongside achieving our 2020 targets, we are developing science-based carbon-reduction targets for our direct and indirect emissions and these will be approved by the Science-Based Targets initiative. In FY20, we saw a 33% reduction in total, calculated carbon emissions (Scopes 1, 2 and a portion of Scope 3) to 116,753 tCO2e, as well as a 50% reduction in our travel-related carbon emissions2 — both from an updated FY19 baseline. The majority of these emissions reductions were a direct result of changes in operations due to the pandemic. We also outlined how we will start to bring climate uncertainty into the mainstream as part of our enterprise level risk assessment process, in line with recommendations made by the Task Force for Climate-related Financial Disclosures (TCFD). Our ESG Disclosures Report provides supplementary information regarding our Environmental, Social, and Governance (ESG) performance, organized according to the Sustainability Accounting Standards Board (SASB) framework. We seek to play a leadership role in industry to help shape and develop the new standards to accelerate sustainability. We joined the World Economic Forum — Alliance of CEO Climate Leaders, and the UNGC’s Chief Financial Officer Taskforce for the Sustainable Development Goals. We also published our Accessibility Statement outlining our approach to assessment of requested accommodations by applicants with disabilities. Developing our talent. . . a world where you can We are building an inclusive culture where all employees feel that they belong. Our culture is the foundation for selecting, developing and retaining the best and brightest minds at Jacobs. Our eight Jacobs Employee Networks (JENs) play a critical role in attracting new talent into our business, helping to shape our recruiting strategies and policies, our science, technology, engineering, arts and math (STEAM) programs, and our accessibility practices. During these challenging times, we honored our intern and graduate job offers that were extended pre-COVID-19 and provided them with a meaningful job experience in this new virtual world. We launched our new employee experience e3: engage, excel, elevate. From a talent profile for every employee to providing continuous celebrations and feedback, to learning new skills and driving performance, e3 is our unique approach to ensuring every employee can engage, excel in their role and elevate their career. We introduced Global Share to enhance our ability to resolve short-term staffing needs and enable employees to pursue opportunities across Jacobs. We also made enhancements to some of our policies to deliver greater work-day flexibility to employees. In addition, we undertook several new initiatives related to our Total Rewards Compensation Program, including implementing our Global Career Structure framework, combining career planning and development resources and tools within a consistent career structure, and a global pay equity review of our pay systems and processes, to make pay equity a lasting reality at Jacobs. Ensuring employee safety and wellbeingBeyondZero® is our approach to the health, safety and security of our people, the protection of the environment and the resilience of Jacobs. This year, we continued to demonstrate safety excellence with another year of zero employee fatalities at work, a 25% reduction in employee recordable incidents and a total recordable incident rate3 of 0. 17, compared to the North American Industry Classification System’s most recently reported4 aggregate rate of 0. 60. While our Beyond Zero journey started with safety, as we continued to drive our injury rates down, we also expanded our thinking to our broader culture of caring and particularly mental health. It was this strong foundation that helped us act swiftly at the start of the C0VID-19 pandemic. Our existing Mental Health Matters program’s foundational elements enabled us to respond quickly to launch our Mental Health Matters Resiliency program and promote our suicide awareness campaign. Acting with integrity Our Ethics and Code of Conduct are rooted in our values and provide the standards and support to help us successfully navigate issues, make the right decisions, and conduct our business with the integrity that reflects our heritage and ethical reputation. We hold our suppliers and business partners to the same standards. This year, we launched our new global Action Plan for Advancing Justice and Equality and our new global Human Rights Policy, which sets out our commitment to respecting x Jacobs | 2021 Proxy Statement

the human rights and dignity of individuals within our operations, supply chain, and communities where we do business. We became a signatory to the United Nations Global Compact (UNGC), a voluntary initiative based on company commitments to implement the UNGC’s Ten Principles on human rights, labor, environment and anti-corruption. Supporting our communities Engaging with communities. Giving back. A brighter future. Every day, Jacobs employees around the world make a positive difference for our clients and the communities in which we live and wok. part of our Plan Beyond™ sustainability strategy, we launched our Global Achievements 2020 1,300+ graduates, interns and apprentices welcomed to our global team in FY20; making a total of more than 2,300 currently training with us. Participated in the Hiring Our Heroes fellowship program. Almost 2,000 Positive Mental Health Champions (an 11% increase on 2019) trained to support the mental wellbeing of our employees. One in every 29 employees trained as a Positive Mental Health Champion. 100% of Jacobs’ Senior Leadership Team trained in Positive Mental Health. Gold Award in the Mind Workplace Wellbeing Index. 34 teams and individuals recognized in our Beyond Excellence Awards. 2,400+ activities completed by employees to eliminate plastic during Plastic Free July. Six business achievement awards by Environmental Business International. Donated more than $300,000 in corporate and employee funds to Water for People. Around the world our STEAM Ambassadors held virtual careers fairs, ran live online classes and delivered new virtual work experience programs. Our 11-year Joseph Jacobs scholarship program added 20 new students and renewed the scholarship to 43 students, awarding $184,500 in total in FY20. Bringing technical capability to our communities: we are piloting a program in the U. S. to monitor COVID-19 spread in community wastewater streams. Eight Jacobs volunteers traveled to Sierra Leone to help relocate more than 2,000 people from across Freetown’s 62 slums. Published a company-wide Socio-Economic Inclusion Policy. Shaping tomorrow: FY21 actions We launch a new global, integrated wellbeing (physical, mental, financial, social and workplace) strategy for Jacobs employees and their families. We launch our One Million Lives campaign, with a website and free app enabling users to check their own mental health and access resources. We expand our Executive Leadership Program, developed by Jacobs in partnership with Duke Corporate Education, to our next level leaders via our Amplifi3 Program. We share our new Beyond Zero® strategy which sets out our plans over the next five years and beyond. All vice presidents will become Safety Ambassadors, committing to personally delivering safety training and more. We are refreshing our global Supplier Code of Conduct to ensure our suppliers align to our values. We are refreshing our Plan Beyond sustainability strategy and updating our materiality assessment. Giving and Volunteering program — Collectively” — in FY2O. At year end, the program had raised $900,000 through employee fundraising and Jacobs matching campaigns. Established to govern and centralize our giving strategy and budget and provide a user-friendly way for employees to donate and volunteer, the program unites our 55,000 employees to support more than 2 million charities around the globe. Jacobs pledged $1 million to help global organizations in the fight against COVID-19, including an employee matching campaign through the Collectively program. From volunteering, employee matching campaigns and other fundraising, to providing wide-ranging technical and logistics support, we are helping in our communities during the pandemic and with natural disasters such as the devastating wildfires in Australia and the western United States. Before the end of Calendar Year 2020 and for full Fiscal Year 2020, Jacobs will achieve carbon neutral status. This note applies to all references to 2020 in our Climate Action Plan and related charts. FY20 is estimated on available data and will be verified in 2021. As at October 2nd and recorded in accordance with OSHA record keeping requirements, but subject to change thereafter due to possible injury/illness classification changes. Cited on September 22nd, 2020 via U. S. Bureau of Labor Statistics - Incidence rates of non-fatal occupational injuries and illnesses by industry and case types, 2018 for NAICS code5413330 x Jacobs | 2021 Proxy Statement

We challenge the accepted We push beyond our boundaries and innovate to deliver for today and into tomorrow. We don’t just ask ‘What If?’ or ‘How Might We?’, we act to turn ideas into reality and drive value through innovation. For us, innovation means creating and delivering value — whether it’s new or different ideas, ways of working, services or solutions. Launched in 2019, Beyond If” showcases the best of who we are as innovators, creators and problem solvers. In the past year, we continued pushing our innovative mindset. Through our Innovation as a Service series of workshops, we trained a cadre of innovators equipped to deliver in person and virtual sessions, for and with our clients, to facilitate ideation and concept development. Using design thinking, lean start up and business model innovation, Jacobs’ Innovation as a Service workshops — named a winner of Innovation Leader’s 2020Best New Initiative Impact Award — turn ideas into marketable, revenue generating solutions. We embraced an innovation portfolio management platform, to enable collaboration across internal and external teams, facilitating knowledge sharing and leading commercial practices. We plan to pilot this platform in FY21. We focused on leading insights and activating new communication tactics. We launched two Jacobs podcasts series, If/When and Inflection Points, and virtual engagement platforms like our Trends & Directions video casts and In the kNOW webinar series. Turning ideas into reality Leveraging digitalization capabilities from both sides of our business, our next-generation operation technology platform ion® delivers contact tracing technology and aids customers to safely return to work in wake of the COVID-19 pandemic. The U. S. Air Force took our Key Radar® solution to new heights, unlocking unique intelligence, surveillance and reconnaissance capabilities in its agile- pod test. Repairing the International Space Station’s cosmic particle detector, we helped further unravel the mysteries of space and continue the hunt for antimatter and dark matter. Working with NASA’s Jet Propulsion Laboratory, we built a new calibration device for the Mars Perseverance Rover. Launched in late July, the rover will use analytical science to seek signs of past microbial life and collect rock and soil samples from the red planet. 24K+ podcast downloads to date; according to benchmarks established by podcast industry leader Libsyn, Jacobs’ two series consistently ranks in the top 30% of podcast downloads. 115+ Beyond If Innovation Award submissions. 47 Innovation as a Service facilitators trained to date. Listen up: Two new Jacobs podcast series now launched In April, we launched two podcast series: If/When and Inflection Points — pivoting our content strategy to deliver on-the-go content from Jacobs’ world-class experts on topics from digital twins and the future of cities to data privacy and lessons learned from the pandemic. The podcasts are available through your favorite podcast channels, including Apple iTunes, Google Play, Spotify and more. x Jacobs | 2021 Proxy Statement

We aim higher We take on some of the world’s biggest challenges, bringing a different way of thinking to everything we do, challenging the status quo and questioning what others might accept. In the next few pages, explore how we’re turning abstract ideas into realities that transform the world for good. Cutting-edge manufacturing Now more than ever, the world depends on the fast-paced, Mission-critical outcomes Too valuable to be left to chance, people, trustworthy solutions delivered by property and data require advanced Operational advances Anyone can come up with ideas, it’s up to true complex technology — whether clinical approaches against the changing visionaries to bring them to fruition. We trials or next-generation vehicles. From threats of today. Whether in or outside research and design to delivery and management, we reimagine better and networks, in the air or on the ground, we work with defense, intelligence, law enforcement and communities to don’t just ideate, we deliver — creating and implementing technology-forward solutions that connect us all with ways to work smarter and live better. help clients deliver the promise of more. protect what’s important. Fast-tracking retrofits of COVID-19 vaccine production facilities, we’re renovating nine facilities globally, including AstraZeneca’s facility in Ohio. Together with our customers, we’re advancing critical and potential life-saving solutions when they’re needed most. At Ford’s U. K. headquarters, we’re designing and building a new Commercial Vehicle Advanced Propulsion Laboratory, extending existing facilities and providing new space to further explore new vehicle technologies, including electrification. Tapping into our Intelligent Asset Management capabilities as a competitive advantage, we secured three significant contracts with the U. S. Naval Facilities Engineering Command to deliver enhanced operations and maintenance expertise to increase infrastructure reliability and availability at various naval locations, including West Sound Base Operations Support. In a new partnership with IntelinAir, we’re digitalizing the farming industry with scalable, high-grade multispectral sensor systems; aerial service; and artificial intelligence — delivering a complete and uninterrupted view of every acre, every field from planting to harvest. Aiding our government customers to secure and access mission critical data, we developed a two-layer Data at Rest encryption capability for Samsung Android devices — a now U. S. National Information Assurance Partnership certified solution, KeyW Protect. With PUB, Singapore’s National Water Agency, we’re developing a first-of- its-kind digital twin application that combines advanced data from SCADA Historian with software simulation packages (Jacobs’ Replica™ Digital Twin Platform) to replicate and predict future performance in a single, realtime simulation. Transforming our world for good The Jacobs Lawn at Klyde Warren Park Our donation to the Klyde Warren Park Foundation will bring another 1. 65 acres of greenspace to downtown Dallas, an inclusive place to be called The Jacobs Lawn. Affinity Water River Restoration Framework Our experience around river and wetland restoration is helping drive forward sustainable design for the revitalization of 14 catchments in the south of England. NASA Major Artemis 1 Milestone At Kennedy Space Center, we’re handling final checkout and integration of all flight hardware for Artemis I, paving the way toward landing the first woman and the next man on the Moon and expanding human exploration to Mars. x Jacobs | 2021 Proxy Statement

Q Resilient environments | The only certainty about the future is uncertainty. Creating a smarter, more resilient planet challenges us to plan ahead of potential threats like hurricanes, crumbling bridges or the unprecedented COVID-19 pandemic. We deliver the tools and technologies that help our clients survive, recover, adapt and thrive through change. Reviewed by the Asset Management Group at the University of Cambridge’s Institute for Manufacturing, we developed a COVID-19 modeling software program to assist clients in planning return to service for public operations and major capital programs. We explored a future role for water utilities in Australia’s hydrogen industry with Yarra Valley Water, breaking down commercial barriers to sustainable hydrogen and highlighting the opportunity for decarbonization without compromising the nation’s drinking water resources. Scientific discovery Big challenges create brighter opportunities. Whether we’re exploring the mysteries of the universe or digging in to solve the issues we face in our environment and communities, we’re proud of what we do, and the discoveries we make — together. Expo 2020 Duba iAhead of the event, which will host millions, we’re developing a 4. 38-square-kilometer site, which will be turned into a future human centric smart city after Expo 2020 Dubai. Continuing our leadership in technological innovation for fusion, we’re charting the course toward a new world of energy by designing key components and systems for ITER, the world’s largest fusion project in France, and working with the United Kingdom Atomic Energy Authority on cutting edge engineering design and a first-of- a-kind test facility. Taking on the challenge of emerging contaminants in all their forms, Jacobs is collaborating with the Orange County Water District on the largest per- and polyfluoroalkyl substances (PFAS) drinking water pilot program in the U. S; we’re conducting benchmark research with the U. S. Navy on in situ thermal treatment of PFAS in soil; and our thought leaders co-authored the Second Edition of the seminal book: Environmental Investigation and Remediation: 1,4-Dioxane and other Solvent Stabilizers. 1“I Thriving cities| |”j—| | Our livelihoods depend on the places we call home. Today’s cities are more than just where we live — they’re the businesses that keep us smarter and resourceful. They’re the services that keep us healthy. Cities are the connections that fuel inclusion, mobility and growth. We’re not just client partners, we’re citizens and neighbors too, working each day to create agile, smart and vibrant communities fit for future generations. Before & Beyond the BuildJacobs-Simetrica’s thought leadership paper lays out a blueprint for creating social value across the project lifecycle. In the U. K. , we’re partnering with Enfield Council to provide program and masterplan lead, technical design and planning advisory services for the development of a new Masterplan for Meridian Water, a $7. 75 billion (£6bn), 20-year regeneration program in the London Borough of Enfield, North London. We are also providing client technical advisory service across several disciplines during the design and delivery of over $150 million (£120m) of Strategic Infrastructure Works to help unlock the Meridian Water site. For the City of Los Angeles Bureau of Street Services, we helped secure competitive funding and assisted with strategic planning, innovation and integration efforts to develop community-driven solutions aimed at improving access, mobility and sustainability in disadvantaged communities ahead of the LA 2028 Olympic and Paralympic Games. Inking a new, 20-year agreement with the City of Wilmington, Delaware, we’re now operating and managing one of the largest public-private partnerships for wastewater operations in the U. S. , serving more than 400,000 residents. This project will focus on effectively managing the city’s wastewater assets, while leveraging new technologies and systems to further the city’s efforts to become a net-zero energy wastewater treatment plant and reduce greenhouse gas emissions. Along with our joint venture partner Mace, we’re the Official Programme Delivery Management Provider for Expo 2020 Dubai, developing a 4. 38-square- kilometer site into a lasting urban legacy. Now scheduled to begin October 1, 2021, the largest event ever to be staged in the Arab world will include more than 190 pavilions featuring interactive exhibits, entertainment, memorable meeting spaces and more; and will host millions of visitors. After the event, more than 80% of the infrastructure and built environment will be repurposed for a future human-centric smart city, District 2020. Our partnership with Simetrica enables us to help clients understand how they can transform local, city and regional decision-making — identifying innovative, inclusive and ethical investments that will drive social change, spread prosperity and meet the growing challenges facing communities. x Jacobs | 2021 Proxy Statement

We live inclusion TogetherBeyond” is our approach to living inclusion every day and enabling diversity and equality globally. It’s not about numbers, statistics or quotas — it’s about every one of our people and the collective strength we take from their unique perspectives, ambitions and dreams. Leading by example Having a culture of belonging where everyone can join in and thrive allows us to recruit and retain the best global talent and drive innovative solutions for our business, clients and communities. “We live inclusion” is supported by the strength of tangible leadership commitment and accountability at Jacobs. That’s why we have executive team diversity of 60% and Board diversity of 55%, having recently appointed recognized inclusion leaders Vincent Brooks and Manny Fernandez to the Jacobs’ Board of Directors. It’s why we appointed Jeff Dingle as our first Vice President of TogetherBeyond to drive our culture forward. It’s why we’ve tied inclusive behavior to our leaders’ performance review and compensation programs and delivered conscious inclusion training to nearly all (98%) of our people. Jacobs Employee Networks: Amplifiers for change While our strategy and the actions of leadership are undoubtedly important, our most profound positive changes have resulted from their actions being matched and amplified by a vast and growing “Industry recognition grassroots” movement for inclusion across the company. Our eight Jacobs Employee Networks (JENs) have nearly 23,000 members among them and work to promote inclusion and equality, not only within Jacobs but with our clients, potential recruits and with the communities we serve. The JENs are entirely employee-led and organized, partnering with leadership to drive strategy and policy. TogetherBeyond in action Over the last year, we have seen tangible examples of progress resulting from our approach to inclusion, the most remarkable being the launch of our global Action Plan for Advancing Justice and Equality. Driven by members of our black employee network Harambee in partnership with our Executive Leadership Team and Jacobs’ Board of Directors, the plan sets out actionable initiatives and measurable objectives to address embedded and systemic racial inequalities both within Jacobs and in communities across the world. Other recent TogetherBeyond-driven achievements include: We launched the Jacobs Equality Matching Campaign, matching up to $100,000 of employee donations to eligible causes dedicated to inclusion, equality and justice around the world. We created the global TogetherBeyond Inclusive Leader of the Year Award to incentivize and reward inclusive leadership. We joined The Business Coalition supporting passage of the Equality Act in the United States. This group of more than 270 leading U. S. employers — including many of our clients — support the passage of federal legislation that would provide the same basic protections to LGBTQIAP+ people as those afforded to other protected groups under U. S. federal law. We strengthened our commitment to developing and hiring the best diverse talent with organizations like the U. S. National Society of Black Engineers (NSBE), the U. S. Society of Hispanic Professional Engineers (SHPE) and Building Equality, the U. K. construction industry’s leading LGBTQIAP+ alliance. This year, we were proud to take our place on the NSBE Board of Corporate Affiliates — their top national support level — and we are proud to have one of our leaders, Freddie Fuller, currently serving as National Chair of the Community of Minority Transportation Officials (COMTO). We joined The Valuable 500, an organization that seeks to ensure Our TogetherBeyond culture continues to be recognized by the world’s leading equality organizations: We were ranked in the top quartile of Forbes’ Best Employer for Diversity 2020. For the second year running we achieved a score of 100% on the Human Rights Foundation’s 2020 Corporate Equality Index, the national benchmarking tool on corporate policies, practices and benefits pertinent to LGBTQIAP+ employees. In Australia we won our first “Bronze” award in the Australian Workplace Equality Index, while placing in the top 50% of Stonewall’s Workplace Equality Index for the first time in the U. K. We were awarded Employer of Choice for Gender Equality by Australia’s Workplace Gender Equality Agency (WGEA) for the fifth year running. In the U. K. , we recently received bronze level accreditation from Clear Assured, one of the U. K. ‘s leading external inclusion and diversity benchmarking agencies. We won the Environmental Business Journal’s Award for Industry Leadership in Inclusion & Diversity. We were recognized as a Best Place to Work for Disability Inclusion by Disability dN, the world’s leading non-profit resource for business disability inclusion. disability inclusion is on business leadership agendas across the globe. Our JENs partnered with Human Resources to promote inclusive practices such as removing gendered language from job descriptions, creating Jacobs’ leading-edge transgender guidelines, installing gender-neutral bathroom facilities in offices, encouraging leaders to list their pronouns in email signatures and creating gender-diverse job interview panels. Looking ahead, our aspirational goal is to create a 40-40-20 gender-balanced workforce around the globe (40% men, 40% women and 20% open to any gender) over the next five years. x Jacobs | 2021 Proxy Statement

NOTICE OF 2021

ANNUAL MEETING OF SHAREHOLDERS

When: Tuesday, January 26, 2021, at 5:00 p.m., Central Standard Time

Location: Online via live webcast at www.virtualshareholdermeeting.com/JEC2021

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the Company or Jacobs). Due to the public health impact of the global coronavirus (COVID-19) pandemic, this year’s Annual Meeting of Shareholders (Annual Meeting) will be completely virtual. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/JEC2021. Simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

Business Items

1.	Election of the directors named in the Proxy Statement to hold office until the 2022 Annual Meeting.
2.	Advisory vote to approve the Company’s executive compensation.
3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2021.
4.	Discuss any other business that may properly come before the Annual Meeting.

Record Date

The shareholders of record at the close of business on November 30, 2020, will be entitled to vote at the virtual Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and mailing the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically via the Internet or by telephone. Voting instructions are printed on your proxy card, voting instruction card, or Notice of Internet Availability of Proxy Materials. To ensure your shares are represented at the meeting, please cast your vote by mail, telephone or Internet as soon as possible, even if you plan to attend the Annual Meeting.

How to Cast your Vote

Your vote is important. All shareholders who owned common stock of the Company at the close of business on the Record Date of November 30, 2020, may vote. You may vote in one of the following ways:

Vote by Internet www.proxyvote.com

Vote by Telephone 1 (800) 690-6903 Or the telephone number on your proxy card

Vote by Mail Sign, date, and return your proxy or voting instruction card

Vote in Person Attend the meeting virtually and vote during the live webcast
If your shares are held in a stock brokerage account or by a bank or other record holder, please refer to the instructions from your bank, brokerage account or other record holder.

By order of the Board of Directors

Justin C. Johnson

Vice President, Deputy General Counsel and Corporate Secretary

  Important Notice Regarding the Availability of Proxy Materials

  for the Annual Shareholder Meeting to be Held on January 26, 2021

  This Proxy Statement and accompanying 2020 Annual Report to Shareholders are available at http://materials.proxyvote.com/469814.

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PROXY STATEMENT

We are providing these proxy materials in connection with the 2021 Annual Meeting of Shareholders (the Annual Meeting) of Jacobs Engineering Group Inc. (the Company or Jacobs). This Proxy Statement and the Company’s 2020 Annual Report on Form 10-K were first made available to shareholders and the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card were first mailed to shareholders on or about December 11, 2020. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

GENERAL

The Annual Meeting will be held on Tuesday, January 26, 2021, at 5:00 p.m., CST and will be a completely virtual meeting of shareholders as a health precaution in light of the global COVID-19 pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/JEC2021. Simply enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. You should also give yourself enough time to log in and ensure that you can hear streaming audio prior to the start of the meeting. We encourage you to access the virtual meeting platform before the Annual Meeting begins. Online check-in will start at 4:45 p.m. CST on January 26, 2021,15 minutes before the meeting begins.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company (the Board of Directors or Board) is soliciting your vote in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular annual meeting of shareholders. You will be voting on the following matters at the Annual Meeting:

Proposal Number	Description	Board Recommendation	Page Reference

1	Election of the directors named in this Proxy Statement to hold office until the 2022 Annual Meeting.	FOR each nominee	5

2	An advisory vote to approve the Company’s executive compensation.	FOR	29

3	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2021.	FOR	62

Why are you holding a virtual Annual Meeting?

We care deeply about the health and safety of our shareholders, directors and employees, as well as our friends and neighbors in the communities where we live and work. After careful consideration, in light of the COVID-19 pandemic, our 2021 Annual Meeting is being held online via live webcast with no physical location. Our

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goal for the Annual Meeting is to enable the broadest and largest number of shareholders to safely participate in the meeting, while providing substantially the same access and exchange with the Board and management as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows. Our aim is to offer shareholders rights and participation opportunities during our virtual Annual Meeting that are comparable to those that have been provided at our past in-person annual meetings of shareholders. We intend to return to an in-person format for future shareholder meetings as soon as it is considered safe to do so.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 129,981,382 shares of common stock outstanding and entitled to vote on November 30, 2020 (the Record Date).

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present via the virtual meeting platform or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you have voted electronically via the Internet or by telephone or a proxy card or voting instruction card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposals?

Proposal No. 1 (Election of Directors): Each director is elected by a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Proposal No. 2 (Advisory Vote to Approve Executive Compensation): The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory votes. The results of advisory votes are not binding on the Board of Directors.

Proposal No. 3 (Ratification of the Appointment of Ernst & Young LLP as Auditors): The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in their discretion. Therefore, no broker non-votes are expected in connection with this proposal.

How can I vote my shares in person at the Annual Meeting?

This year’s Annual Meeting will be held entirely online as a health precaution in light of the COVID-19 pandemic. Shareholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/JEC2021. To participate in the Annual Meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. You will be able to vote your shares electronically while attending the Annual Meeting via the virtual meeting platform by following the instructions on the website. However, even if you plan to attend the Annual Meeting via the virtual meeting platform, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

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How do I vote by proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card that was sent to you or by voting your shares electronically via the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Voting instructions are printed on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials. You are encouraged to vote by proxy as soon as possible, even if you plan to attend the Annual Meeting via the virtual meeting platform.

What if I don’t vote on some of the proposals?

If you return your signed proxy card or voting instruction card in the envelope provided to you but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to such selections. Similarly, when you vote electronically on the Internet and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors with respect to the matters on which you did not vote. In connection therewith, the Board of Directors has designated Mr. Steven J. Demetriou, Mr. Kevin C. Berryman and Mr. Justin C. Johnson as proxies. Shareholders that vote by telephone must vote on each matter. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, or by Internet or telephone, your shares will be voted in accordance with your instructions.

What if I hold my shares in a brokerage account or through a bank or other nominee?

If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which it has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms, but do not have discretion to vote on the election of directors or on any advisory vote regarding the Company’s executive compensation. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans (as defined below). You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

What if I hold my shares in the Jacobs 401(k) Plans?

If your shares of Company common stock are held in any of the Jacobs 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans), you will receive a voting instruction card allowing you to instruct the trustee of the Jacobs 401(k) Plans how to vote such shares. The trustee will vote the shares credited to your account in accordance with your instructions, provided the trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (ERISA). Pursuant to ERISA, the trustee would only be prevented from voting the shares credited to your account in accordance with your instructions if the independent fiduciary of the Jacobs 401(k) Plans, State Street Global Advisors (SSGA), deems that following the instructions would be a violation of the trustee’s fiduciary duties. To allow sufficient time for voting by the trustee of the Jacobs 401(k) Plans, your voting instructions must be received by January 21, 2021, at 11:59 p.m. EST. If you do not send instructions regarding the voting of shares in your Jacobs 401(k) Plan account(s), or if your instructions are not received in a timely manner, SSGA will direct the trustee, in SSGA’s discretion, how to vote your shares. Please follow the instructions on your voting instruction card, which may be different from those provided to other shareholders. For the avoidance of doubt, if you are a participant in a Jacobs 401(k) Plan, you may not vote during the Annual Meeting via the virtual meeting platform. You may receive multiple sets of proxy materials if you hold your shares of Company common stock in multiple ways, such as directly as a holder of record or indirectly through a broker, bank or other nominee or through the Jacobs 401(k) Plans. You are encouraged to vote all proxy cards and voting instruction cards you receive as soon as possible.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials and soliciting proxies. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by

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personal interview, telephone, facsimile or electronic communication. These individuals will not be paid any additional compensation above their regular salaries and wages for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a total fee of up to $20,000 plus reimbursement of expenses. MacKenzie Partners, Inc. may solicit proxies in person, by telephone or electronic communication.

Can I change or revoke my vote?

Yes. Even if you sign and return the proxy card or voting instruction card in the form provided to you, vote by telephone, or vote electronically via the Internet, you retain the power to revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You can revoke your proxy or change your vote at any time before that deadline by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card or by submitting a later-dated vote by telephone or electronically on the Internet or by voting via the virtual meeting platform during the virtual Annual Meeting at www.virtualshareholdermeeting.com/JEC2021. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Whom can I contact if I have questions or need assistance in voting my shares?

Please contact MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call Toll-Free: (800) 322-2885

or

Collect/International: +1 (212) 929-5500

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

What are You Voting on?

At the Annual Meeting, shareholders will be asked to elect eleven (11) directors to serve on the Board of Directors. The Board of Directors has nominated Steven J. Demetriou, Christopher M.T. Thompson, General Vincent K. Brooks, Robert C. Davidson, Jr., General Ralph E. Eberhart, Manny Fernandez, Georgette D. Kiser, Linda Fayne Levinson, Barbara L. Loughran, Robert A. McNamara and Peter J. Robertson for election as directors for 1-year terms expiring at the 2022 Annual Meeting. When elected, directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal.

Joseph Bronson, who is currently serving on the Board of Directors and whose term is expiring on the date of the Annual Meeting, is not standing for re-election at the Annual Meeting. It is expected that, effective upon the expiration of Mr. Bronson’s term, the size of the Board of Directors will be reduced from 12 to 11.

If, for any reason, any nominee is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

What is the Voting Requirement?

Each director is elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). The Company did not receive any shareholder nominations for any director and thus the election of directors at the Annual Meeting will be an uncontested election.

Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee

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Members of the Board of Directors

Directors	Independent	Director Since	Committee Membership*
			Audit (1)	Human Resource & Compensation (2)	Nominating & Corporate Governance (3)
Steven J. Demetriou (4) Chair & Chief Executive Officer		2015
Christopher M.T. Thompson (5) Lead Independent Director	●	2012
Joseph R. Bronson (6)	●	2003	Chair
General Vincent K. Brooks	●	2020
Robert C. Davidson, Jr.	●	2001			Chair
General Ralph E. Eberhart	●	2012		●	●
Manny Fernandez	●	2020	●
Georgette D. Kiser	●	2019		●	●
Linda Fayne Levinson	●	1996	●		●
Barbara L. Loughran	●	2019	●	●
Robert A. McNamara	●	2017	●		●
Peter J. Robertson	●	2009		Chair

*	Reflects Committee membership as of the Record Date.
(1)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Audit Committee: (i) Mr. Bronson, upon his retirement from the Board, will no longer serve as a member or Chair of the Audit Committee, (iii) Ms. Loughran will succeed Mr. Bronson as Chair of the Audit Committee, and (iii) Ms. Kiser will be added as a member.

(2)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Human Resource and Compensation Committee: (i) Gen. Brooks and Mr. Fernandez will be added as members, and (ii) Ms. Loughran will no longer serve as a member.

(3)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Nominating and Corporate Governance Committee: (i) Gen. Brooks will be added as a member, and (ii) Ms. Kiser will no longer serve as a member.

(4)	As Chair, Mr. Demetriou is invited to attend each Committee meeting, except to the extent that a Committee requests to meet without Mr. Demetriou present.
(5)	Mr. Christopher Thompson serves as Lead Independent Director and presides over meetings of the independent directors and is invited to attend each Committee meeting.
(6)	Mr. Joseph Bronson’s term expires on the date of the Annual Meeting, and he will not stand for re-election at the Annual Meeting.

The following sections summarize the specific experience, qualifications and background information of each director nominee that led the Board of Directors to conclude that each such person should serve on the Board of Directors.

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Director Experience Matrix

Industry and Sector Experience	Our directors have lived and worked around the world

✓ Infrastructure

✓ Government

✓ Aerospace

✓ Military

✓ Financial

✓ Banking

✓ Manufacturing

✓ Environmental

✓ Technology

✓ Cyber Security

✓ Consumer manufacturing

✓ Pharmaceutical & Medical Device

✓ Retail

✓ Industrial Products

✓ Engineering & Construction

✓ Professional Services

✓ Distribution

✓ Oil & Gas

✓ Specialty Chemicals

✓ Mining & Metals

✓ International Relations

✓ Public/Strategic Communications

✓ Food & Beverage

✓ Media/Telecom

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Director Biographies

Steven J. Demetriou Chair and Chief Executive Officer Director Since: 2015 Age: 62 Chair of the Board

Mr. Demetriou brings international business perspectives and more than 35 years of experience in leadership and senior leadership roles to the Board, including over 19 years in the role of Chief Executive Officer. Over the course of his career, he has gained experience in a variety of industries. His breadth of experience is particularly valuable, given the variety of industries in which the Company’s clients operate.

Business Experience

•	Chairman and Chief Executive Officer of Aleris Corporation (2004-2015)
•	Chief Executive Officer of Noveon, Inc. (2001-2004)
•	Executive Vice President of IMC Global Inc. (1999-2001)
•	Various leadership positions with Cytec Industries Inc. and ExxonMobil Corporation (1981-1999)

Education

•	Bachelor of Science (BS) in Chemical Engineering from Tufts University

Public Company Boards

•	FirstEnergy Corp. (2017-present)
•	Kraton Performance Polymers (2009-2017)
•	Non-Executive Chairman of Foster-Wheeler (2011-2014)
•	OM Group (2005-2015)

Private Boards & Community Involvement

•	Co-Chairman of US-Saudi Arabian Business Council
•	Board Member of Cuyahoga Community College Foundation
•	Board Member of Dallas Citizen’s Council
•	Member of Dallas Regional Chamber
•	Co-Chair World Economic Forum’s Infrastructure Committee

Christopher M.T. Thompson Former Chairman and Chief Executive Officer of Gold Fields Ltd. Director Since: 2012 Independent Age: 72 Lead Independent Director

Mr. Thompson has an extensive background in international operations, finance and strategic leadership in a range of industries, including investments and mining. As Lead Independent Director, he brings valuable insight and independent leadership to the Board regarding the day-to-day operations of large global organizations, risk management and corporate best practices.

Business Experience

•	Director, Chairman and Chief Executive Officer of Gold Fields Ltd. (1998-2005)
•	Chairman of the World Gold Council (2002-2005)
•	Founder and Chief Executive Officer of Castle Group Ltd. (1992-1998)

Education

•	Bachelor’s degree in Law and Economics from Rhodes University, South Africa
•	Master’s degree in Business Management from Bradford University, United Kingdom

Public Company Boards

•	Royal Gold, Inc. (2013-present)
•	Teck Resources Limited (2003-2014)
•	Golden Star Resources Ltd. (2010-2015)
•	Various public portfolio companies of Castle Group (1985-1999)

Private Boards & Community Involvement

•	Board member of The Colorado School of Mines Foundation (2013-2017)
•	Board member and Vice President of South African Chamber of Mines (1998-2002)
•	Board member of Business Against Crime South Africa (1998-2002)

8      | 2021 Proxy Statement

General Vincent K. Brooks (U.S. Army, Retired)

Principal of WestExec Advisors

Director Since: 2020

Independent

Age: 62

Board Committees:*

• Nominating & Corporate Governance

• Human Resource & Compensation

General Vincent K. Brooks brings valuable leadership skills developed through his military service. His areas of expertise include leadership in complex organizations, inclusion and diversity, national security, international relations, military operations, combating terrorism and countering the proliferation of weapons of mass destruction. His 42-year military career provides the Board with valuable experience and knowledge of government and the military, which is particularly valuable given the Company’s government and national security clients and international operations.

National Security Experience

•	Former 4-Star General in the United States Army (retired 2019)
•	Commander of Korean and U.S. combined forces in the Republic of Korea (2016-2018)
•	Numerous high-level command and staff positions within the Armed Forces (1980-2019)
•	Principal of WestExec Advisors (2020-present)

Education

•	BS in Engineering from West Point Military Academy
•	Master of Military Art and Science from U.S. Army School of Advanced Military Studies at Fort Leavenworth, Kansas
•	Honorary Doctor of Laws from New England School of Law
•	Honorary Doctor of Humanities from New England Law | Boston

Public Company Boards

•	Diamondback Energy Inc. (2020-present)
•	Verisk (2020-present)

Private Boards & Community Involvement

•	Vice Chairman of the Gary Sinise Foundation
•	Chairman and President of the Korea Defense Veterans Association
•	Life Member of the Council on Foreign Relations
•	Visiting Senior Fellow at Harvard Kennedy School (Belfer Center for Science and International Affairs)
•	Distinguished Fellow at the University of Texas at Austin (Clements Center for National Security, and Strauss Center for International Security and Law)
•	Executive Fellow with the Institute for Defense and Business

*	Effective January 2021.

Robert C. Davidson, Jr.

Retired Chairman and Chief Executive Officer of Surface Protection Industries, Inc.

Director Since: 2001

Independent

Age: 75

Board Committees:

• Nominating & Corporate Governance (Chair)

Mr. Davidson brings strong leadership, knowledge and experience of strategic and financial matters to the Board from his expertise founding and building private companies serving national and international markets during his 30-year career at Surface Protection Industries, Inc., including his service as Chief Executive Officer and Chairman. He also brings to the Board important knowledge of public company governance through his service on multiple public company boards.

Business Experience

•	Chairman and Chief Executive Officer of Surface Protection Industries, Inc. (1977-2007)
•	President of R Davidson and Associates (2007-present)
•	Vice President of Urban National Corporation (1972-1974)
•	Management Consultant at Cresap, McCormick & Paget (1969-1972)

Education

•	Bachelor of Arts (BA) from Morehouse College
•	MBA in Marketing and Finance from the University of Chicago
•	Honorary Doctorate of Law from Morehouse College

Public Company Boards

•	Broadway Financial Corporation (2003-present)

Private Boards & Community Involvement

•	Vice Chair of the Board of the Smithsonian American Art Museum
•	Board member, The Huntington Library, Art Museum & Botanical Gardens
•	Chairman of the Board of The Ray Charles Foundation
•	Chairman Emeritus of the Board of Trustees of Morehouse College
•	Chairman Emeritus of the Board of Trustees of the Art Center College of Design
•	Board of Directors of Cedars-Sinai Medical Center (Life Member)
•	Member of the Advisory Council at the University of Chicago Graduate School of Business
•	Previously served on boards of numerous other organizations, including Children’s Hospital, Los Angeles; Los Angeles Chamber of Commerce; Weingart Center for the Homeless, Los Angeles; among others

2021 Proxy Statement |      9

General Ralph E. (“Ed”) Eberhart (USAF, Retired)

Chair of Armed Forces Benefit Association and 5Star Life Insurance Company

Director Since: 2012

Independent

Age: 73

Board Committees:

• Nominating & Corporate Governance

• Human Resource & Compensation

General Eberhart brings extensive leadership skills developed through his military service. His 36-year military career provides the Board with valuable insights and knowledge of government and the military, which is particularly valuable given the Company’s government and military contracts.

Leadership, Military & International Experience

•	Former General Officer of the United States Air Force (1997-2005)
•	Numerous high-level command and staff positions within the Air Force and the Department of Defense (1968-2005)
•	Former Commander of US Northern Command, North American Aerospace Defense Command (NORAD), US Space Command, Air Force Space Command, Air Combat Command & U.S. Forces, Japan. He also served as Vice Chief of the United States Air Force.

Education

•	BS in Political Science from the United States Air Force Academy
•	Master’s in Political Science from Troy State University

Public Company Boards

•	Triumph Group, Inc., Lead Independent Director (2010-present)
•	VSE Corporation (2007-present),
Chair	(2019-present)
•	Rockwell Collins (2007-2018)

Private Boards & Community Involvement

•	Chair, American Air Museum in Britain
•	Trustee, Air Force Academy Endowment
•	Director, Segs4Vets
•	Director, TERMA North America Inc.
•	Member, Council of Foreign Relations
•	Member, Colorado Thirty Group

Manny Fernandez Former Partner with KPMG LLP Director Since: 2020 Independent Age: 58 Board Committees:* • Audit

Mr. Fernandez was managing partner of the Dallas office of KPMG LLP and brings more than 36 years of experience advising large multi-national public and private companies in areas of business and financial operations, risk management and M&A. Mr. Fernandez’s broad industry experience brings in-depth knowledge across a variety of sectors, including industrial manufacturing, consumer products, retail and media. Mr. Fernandez also brings a strong focus on talent management, including talent acquisition and inclusion and diversity.

Business Experience

•	KPMG LLP (KPMG) (1984-2020; Partner 1996-2020)
•	KPMG Managing Partner, Dallas (2009-2020)
•	KPMG National Managing Partner, Talent Acquisition (2006-2009)

Education

•	BS in Accounting from Fairleigh Dickinson University
•	Certified Public Accountant

Public Company Boards

•	HollyFrontier Corp. (2020-present)

Private Boards & Community Involvement

•	Director of American Heart Association
•	Director of Dallas Holocaust and Human Rights Museum
•	Director of KERA (Dallas public television)
•	Member of the American Institute of Certified Public Accounts
•	Member of United Way’s Tocqueville Society

*	Effective January 2021, Mr. Fernandez will be added as a member of the Human Resource & Compensation Committee.

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Georgette D. Kiser

Former Chief Information Officer and Managing Director at The Carlyle Group

Director Since: 2019

Independent

Age: 53

Board Committees:*

• Nominating & Corporate Governance

• Human Resource & Compensation

Ms. Kiser served as Chief Information Officer and Managing Director at The Carlyle Group where she was responsible for leading the firm’s global technology and solutions organization and developing and driving the IT strategy across the global enterprise, including application development, data, digital, infrastructure, cyber security, program management and outsourcing. Ms. Kiser is currently an Operating Executive for The Carlyle Group helping the firm and portfolio companies with due diligence and technical strategies for value creation. From 1996 until 2015, she was with T. Rowe Price Associates, where she served as Vice President and Director of Enterprise Solutions and Capabilities where she headed Enterprise Solutions and Capabilities within the Services and Technology Organization. She led and managed teams that provided creative solutions and leveraged technology for investment front office, trading, and back office operations. Ms. Kiser brings extensive experience in developing and executing business initiatives in financial services and defense organizations to the Board of Directors.

Business Experience

•	Operating Executive, The Carlyle Group (2019-Present)
•	Chief Information Officer, Managing Director, The Carlyle Group (2015-2019)
•	Vice President, T. Rowe Price Associates (1996-2015)

Education

•	BS in Mathematics from Univ. of Maryland
•	MBA from Univ. of Baltimore
•	Master of Arts (MA) in Mathematics from Villanova

Public Company Boards

•	NCR Corporation (2020-present)
•	Aflac Inc. (2019-present)
•	Adtalem Global Education (2018-present)

Private Boards & Community Involvement

•	Director, Claritas (Data driven marketing company) (2018-Present)
•	Advisor, BusinessOptix (Automated business process company) (2020-Present)
•	Member of Board of YearUp.org

*	Effective January 2021, Ms. Kiser will be added as a member of the Audit Committee and will no longer serve as a member of the Nominating & Governance Committee.

Linda Fayne Levinson Former Partner with GRP Partners and McKinsey & Company Director Since: 1996 Independent Age: 78 Board Committees: • Audit • Nominating & Corporate Governance

Ms. Fayne Levinson’s diverse experience as a consultant, a line executive and a venture investor across a range of industries brings in-depth knowledge of strategy, innovation, technology and operations to the Board of Directors. In addition to her domain knowledge, she is an expert on corporate governance as a result of her service on the boards of many global companies, including as a chair, lead director and committee chair. This provides the Board valuable insight regarding corporate governance matters which are key areas of focus in today’s corporate environment.

Business Experience

•	Partner of GRP Partners, a venture capital firm (1997-2004)
•	President of Fayne Levinson Associates (1994-1997)
•	Executive at Creative Artists Agency (1993)
•	Partner at Wings Partners (1989-1992)
•	Senior Vice President of American Express Travel Related Services Co., Inc. (1984-1987)
•	McKinsey & Company (1972-1981; Elected Partner 1978)

Education

•	BA from Barnard College
•	MA from Harvard University
•	MBA from New York University, Leonard N. Stern School of Business

Public Company Boards

•	NCR Corporation (1997-2020)
•	Hertz (2012-2017); Chair of the Board (2014-2016)
•	Ingram Micro, Inc. (2004-2016)
•	Western Union (2006-2016)
•	DemandTec (2005-2008)
•	Additional Boards, including Lastminute.com, plc, Overture Services Inc., CyberSource Inc. and Genentech

Private Boards & Community Involvement

•	Director, AZA Finance (formerly BitPesa)
•	Chair, ClearPath Robotics, Canada
•	Director, Knotel, Inc. (Flexible real estate)
•	Director, Kount, Inc. (Fintech fraud prevention)
•	Director of PDC Beauty and Wellness Company (Beauty and personal care products)
•	Member of the U.S. Advisory Board of CVC Capital Partners
•	Retired Trustee at Barnard College and former chair of the Investment Committee

2021 Proxy Statement |      11

Barbara L. Loughran Former Partner with PricewaterhouseCoopers Director Since: 2019 Independent Age: 57 Board Committees:* • Audit • Human Resource & Compensation

Ms. Loughran was a Partner with PricewaterhouseCoopers LLP (PwC) and brings more than 30 years of experience working with Fortune 500 executives and boards as they navigated strategic, transformational and operational issues. She has served in a number of leadership roles, including PwC’s Industrial Products Business Unit Leader for NY Metro; partner in PwC’s National Office working with the Securities and Exchange Commission and clients as they accessed the capital markets and responded to regulatory requirements; and later consulted on complex financial control matters. She also led the National Office effort focused on leveraging new and innovative technologies. Ms. Loughran’s broad industry experience brings in-depth knowledge in the professional services, manufacturing, pharmaceuticals, technology and consumer products sectors.

Business Experience

•	PricewaterhouseCoopers LLP (PwC) (1985-2018; Partner 1998-2018)
•	PwC National Office Partner (2015-2018 and 2000-2003)
•	PwC NY Metro Industrial Products Business Unit Leader (2013-2015)
•	PwC NY Metro Retail & Consumer Business Development Leader (2010-2012)

Education

•	BA from Franklin & Marshall College
•	MBA from University of Pennsylvania, Wharton School
•	Certified Public Accountant

Public Company Boards

•	Armstrong World Industries (2019-present)

Private Boards & Community Involvement

•	United Way of Morris County, Board of Directors (1998-2007); Executive Committee, Finance Committee (Chair), Audit Committee, Treasurer, Assistant Treasurer

*	Effective January 2021, Ms. Loughran will succeed Mr. Bronson as Chair of the Audit Committee and will no longer serve as a member of the Human Resource & Compensation Committee.

Robert A. McNamara Retired Group Chief Risk Officer of Landlease Corporation (ASX) Director Since: 2017 Independent Age: 66 Board Committees: • Audit • Nominating & Corporate Governance

Mr. McNamara has over 35 years of experience managing global businesses in the development, design and delivery of projects in the government, institutional, infrastructure and industrial sectors in senior leadership positions. While at Lendlease, Mr. McNamara was responsible for ensuring Lendlease achieved world’s best practices in risk management and operational excellence. He also oversaw Lendlease’s Building, Engineering, and Services businesses in Australia. Prior to this role, Mr. McNamara was Chief Executive Officer, Americas of Lendlease.

Business Experience

•	Group Chief Risk Officer, Lendlease Corporation (2014-2017)
•	Chief Executive Officer, Americas of Lendlease (2010-2014)
•	Chairman and Chief Executive Officer of Penhall/LVI International (PLI) (2006-2010)
•	Senior Group President of Fluor Corporation (1996-2006)
•	President and Chief Operating Officer of Marshall Contractors (1977-1996)

Education

•	Bachelor’s degree in Economics from Brown University
•	Completed the Consortia 1 Program at Thunderbird International Business School
•	Certification as a Public Board Director from the UCLA Anderson School of Management

Public Company Boards

•	UDR, Inc. (2014-present)

Private Boards & Community Involvement

•	Past Board member of the US China Business Council
•	Past Chairman for the Construction Industry Institute’s Technology Implementation Task Force

12      | 2021 Proxy Statement

Peter J. Robertson

Former Executive Vice President, Director and Vice Chairman of the Board of Directors of Chevron Corporation

Director Since: 2012

Independent

Age: 73

Board Committees:

• Human Resource & Compensation (Chair)

Mr. Robertson brings vital knowledge and experience to the Board from his 36-year career at Chevron Corporation. He also brings valuable international experience in developed and developing countries, including interactions with governments at the highest levels, from his executive experience and the multiple chairmanship and director positions he has held and currently holds. Mr. Robertson also has extensive experience on the boards of not-for-profit entities with global reach and public company boards as well as important accounting know-how and experience with public company financial statements, disclosures and accounting rules from his service as Chief Financial Officer of Chevron USA.

Business Experience

•	Executive Vice President, Director and Vice Chairman of Chevron Board (2002-2009)
•	President of Chevron’s worldwide exploration, production and global gas businesses (2002-2004)
•	President of Chevron’s overseas exploration and production businesses (2000-2002)
•	President of Chevron’s North America exploration and production businesses (1996-2000)
•	President of Chevron’s natural gas processing business (1990-1994)
•	Chief Financial Officer of Chevron USA (1985-1990)

Education

•	BS in Mechanical Engineering from the University of Edinburgh
•	MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar

Public Company Boards

•	Vice Chairman of the Board for Chevron Corporation (2002-2009)
•	Sasol Limited (2012-present)
•	Dynegy Inc. (1996-2000)

Private Boards & Community Involvement

•	Director, Sylvan Source, Inc. (2016-present)
•	Co-chairman of the US Saudi Arabian Business Council (2009-2018)
•	Chairman of the World Affairs Council of Northern California (2009-2018)
•	Chairman of the US Energy Association (2006-2008)

2021 Proxy Statement |      13

CORPORATE GOVERNANCE

Highlights

Jacobs has a strong track record of integrity and corporate governance practices that promote thoughtful leadership by its officers and Board of Directors to facilitate profitable growth while strategically balancing risk to maximize long-term shareholder value. Below is a summary of certain information about the continuing members of our Board of Directors and the governance best practices employed by the Company for fiscal 2020:

SIZE OF BOARD* 11	AVERAGE DIRECTOR TENURE IN YEARS 8	BOARD MEETINGS HELD IN FISCAL 2020 6

NUMBER OF INDEPENDENT DIRECTORS 10	PERCENT FEMALE OR ETHNICALLY DIVERSE 55%	NEW DIRECTORS IN THE LAST FIVE YEARS 7

*

Per the Company’s Bylaws, the size of the Board is currently set at 12 members; however, it is expected that, effective upon the expiration of Mr. Joseph R. Bronson’s term on the date of the Annual Meeting, the Bylaws will be amended to reduce the size of the Board to 11 members

Corporate Governance Best Practices

✓      BoardComprised of 91% Independent Directors

✓     Commitmentto Board Refreshment and Diversity (Four new diverse directors in last two years)

✓     HighlyEngaged Lead Independent Director

✓      RotatedLead Independent Director and Committee Membership in Fiscal Year 2019

✓      AnnualElection of Directors

✓     MajorityVoting for Directors

✓      MandatoryAnti-Corruption Compliance Training for Directors

✓     Codeof Ethics for Directors, Officers & Employees

✓     AnnualSelf-Evaluations by Board and each Committee

✓      BoardEducational Sessions in Connection with each Regular Board Meeting

✓      RigorousDirector Selection Process

✓     SubstantialBoard Oversight of Strategic Objectives, Including M&A Activity

✓     DirectorAttendance at Board & Committee Meetings > 96%

✓      FullyIndependent Committees

✓     HighlyEngaged with Management in Assessing and Responding to COVID-19 Pandemic

✓     ExtensiveShareholder Engagement Efforts

✓      RobustStock Ownership Guidelines for Directors and Executive Officers

✓      RegularEnterprise Risk Management Reviews by Board and Committees

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The Board’s Role in Enterprise Risk Management Oversight

The Board of Directors oversees the Company’s approach to enterprise risk management, which is designed to support the achievement of strategic objectives, improve organizational performance and enhance long-term shareholder value. In conjunction with management, the Board assesses the specific risks faced by the Company and reviews the steps taken by the Company’s leadership to manage those risks. The Board also provides guidance to and oversight of management throughout the year with respect to setting the Company’s corporate strategy, which facilitates these assessments and reviews. The Board also encourages management to promote a corporate culture that integrates risk management into the Company’s corporate strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

By way of this framework, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters. In addition, the independent directors discuss risk management during executive sessions without the Company’s leadership present.

While the Board maintains the ultimate oversight responsibility for the risk management process, its Committees oversee risk in certain specified areas. The specific risk areas of focus for the Board and each of its Committees are summarized below.

Primary Area of Risk Oversight
Full Board

•  Assesses risk throughout the enterprise

•  Focuses on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, and compensation risks

•  Considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions, capital allocation and other financial matters

•  Receives regular reports on environmental and social risk, as well as enterprise-wide ESG initiatives, including 2020 Climate Action Plan and impacts to lines of business

Audit Committee

•  Addresses financial risk, including internal controls

•  Discusses the Company’s risk profile with the Company’s independent registered public accounting firm

•  Reviews potential violations of the Company’s various codes of ethics and related corporate policies

•  Reviews internal controls over ESG reporting

Human Resource and Compensation Committee

•  Regularly reviews compensation practices and policies to consider whether they encourage excessive risk taking

•  Reviews on annual basis the assessment by the Company’s executive officers of the risk associated with the Company’s compensation programs covering its employees, including executives

•  Provides oversight with respect to succession planning for the CEO and other senior executives, monitors other key talent initiatives of the Company

•  Oversees and monitors the Company’s qualified and non-qualified benefit plans, including governance for such plans

•  Reviews ESG matters relating to human capital and related matters

2021 Proxy Statement |      15

Primary Area of Risk Oversight

Nominating and Corporate Governance Committee

•  Oversees risks associated with the independence of directors and Board nominees

•  Assists the Board in overseeing the activities with respect to compliance and business practice matters, including the Company’s corporate governance policies

•  Oversees ESG matters relating to corporate governance and compliance

Special Committees	• Formed by the Board from time to time to evaluate and provide oversight with respect to specific matters or initiatives

Pursuant to the Board’s instruction, the Company’s leadership regularly reports on applicable risks to the relevant Committee or the Board, as appropriate, including regular reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its Committees.

Actions Taken in Fiscal 2020 to Enhance Enterprise Risk Management

In fiscal 2020, as part of the Company’s ongoing evaluation of its enterprise risk management program, the Company undertook various actions to further enhance the effectiveness of the program, including the following:

•

Created a new senior management position, the Senior Vice President, Enterprise Risk Management, to oversee the Company’s enterprise risk management program. This officer provides regular reports to the Board.

•	Engaged third party enterprise risk management expert to provide an independent assessment of the Company’s risks, policies and procedures.

•	Increased reporting to, and feedback from, the Board, including a designated Board sponsor.

COVID-19 Risk

Since the beginning of the COVID-19 pandemic, the Board has received regular updates from management regarding the impact of COVID-19 on the Company and has been highly engaged with management in identifying and addressing strategic risks and opportunities from the resulting structural shifts in the industries in which the Company operates. The Board’s review and discussions around this ongoing pandemic span a broad range of matters, including protecting the health and safety of our employees, evaluating the impact of the pandemic on strategy, operations, capital allocation, liquidity and financial matters, succession planning matters, interruptions in the sectors in which our customers operate, interruptions in the financial markets and monitoring continued compliance with applicable laws. During the pandemic, we also adjusted our planned in-person Board meetings to hold them virtually to ensure maximum health and safety of the Board while also ensuring continued effective functioning of the Board.

Cybersecurity Governance Highlights

The Board recognizes the importance of maintaining the trust and confidence of our customers, contractors, partners, and employees. As a part of its objective, independent oversight of the key risks facing the Company, the Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk.

The Board oversees management’s approach to staffing, policies, processes, and practices sufficient to effectively gauge and address cybersecurity and information security risk. The Audit Committee oversees risks to the integrity of our financial systems from cybersecurity threats. Our Board and Audit Committee each receive regular presentations and reports throughout the year on cybersecurity and information security risk. These presentations and reports address a broad range of topics, including updates on technology trends, regulatory developments, legal issues, policies and practices, the threat environment and vulnerability assessments, and

16      | 2021 Proxy Statement

specific and ongoing efforts to prevent, detect and respond to internal and external critical threats. At least quarterly, the Board discusses cybersecurity and information security risks with our Chief Digital & Information Officer.

Board Leadership Structure

The Board’s leadership is comprised of:

•	Chair of the Board and CEO: Steven J. Demetriou

•	Lead Independent Director: Christopher M.T. Thompson

•	Audit, Compensation and Nominating and Corporate Governance Committees: The Chair and all members of each Committee are independent

Currently, the Board is led by Mr. Demetriou as Chair, a position he has held since July 2016, and Mr. Christopher M.T. Thompson as Lead Independent Director. Mr. Thompson succeeded Ms. Fayne Levinson as Lead Independent Director in January 2019.

In a process led by the Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee, the Board evaluates the appointment and role of the Chair on an annual basis. The Board has determined that having Mr. Demetriou serve as Chair provides significant advantages to the Board and the Company, as it allows the Board to benefit from his knowledge of the Company’s business and market opportunities and risks, and also facilitates communications and relations with other members of senior leadership. The Board also believes that having Mr. Demetriou serve as Chair is advantageous to the Company when working with clients in certain areas of the world in which the title of Chair is significant.

Because the Board believes that strong independent leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. The Board believes that a Lead Independent Director, who has the responsibilities set forth in the Company’s Corporate Governance Guidelines, provides independent leadership, oversight and benefits for the Company and Board that would be provided by an independent Chair. Responsibilities of the Lead Independent Director include:

✓      Servingas the independent directors’ central point of communication with the Chair and CEO

✓      Presidingat meetings of the Board at which the Chair and CEO is not present, including executive sessions of independent directors

✓      Reviewingand discussing the schedule of Board meetings and meeting agendas with the Chair and CEO

✓      Attendingmeetings of all Committees of the Board

✓     Workingwith the Chair of the Nominating and Corporate Governance Committee and Chair and CEO on the Board succession and refreshment process

✓      Workingwith the Chair of the Nominating and Corporate Governance Committee to conduct the annual Board self-evaluation

✓      Workingwith the Chair and CEO to support appropriate compliance with Board policies

✓      Proactivelyengaging with the Chair and CEO as a key advisor on emerging issues and alternative courses of action

✓      Callingspecial meetings of the Board and/or meetings of the independent directors

✓      Togetherwith the Chair of the Human Resource and Compensation Committee (Compensation Committee) and the Chair of the Nominating and Corporate Governance Committee, evaluating the performance and compensation of the Chair and CEO and CEO succession planning

✓     Participatingin shareholder outreach and communications

✓      Meetingwith various Company constituencies on behalf of the Board or the Company

The Nominating and Corporate Governance Committee leads the process of the Board’s evaluation of the selection, role and term of the Lead Independent Director on an annual basis.

2021 Proxy Statement |      17

Board Composition

The Nominating and Corporate Governance Committee is responsible for the annual review, with the Board, of the appropriate skills and characteristics required of members in the context of the current make-up of the Board. This process enables the Nominating and Corporate Governance Committee to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the following factors:

•	Independence: The Board must be comprised of a majority of independent directors.

•

Relevant Skills and Experience: The assessment of skills and characteristics of Board members takes into account all skills and experience deemed relevant by the Nominating and Corporate Governance Committee, including those summarized in the Director Experience Matrix on page 7, among others. For incumbent directors, past performance on the Board of Directors and its Committees is also taken into consideration. For new director candidates, the assessment also takes into account the ability and willingness of the director candidate to serve on the Board for 5 to 7 years.

•

Diversity: The Board believes it should encompass individuals with diverse backgrounds and perspectives. In accordance with this guideline, the Nominating and Corporate Governance Committee considers the diversity of viewpoints, backgrounds, experience and other demographics in evaluating and considering potential director candidates. Diversity is an important consideration in the director nomination process because the Board believes that people of different genders, experiences, ages, races and ethnic backgrounds can contribute different, useful perspectives, while collaborating effectively to further the Company’s mission. This policy is included in the Company’s Corporate Governance Guidelines.

The Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications and attributes of directors and director candidates individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs, to ensure that the Board as a whole possesses the requisite combination of skills, professional experience and diversity of backgrounds and perspectives.

Independence of Directors

The Board of Directors has adopted the Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that each person who served as a member of the Board of Directors during fiscal 2020 and each director nominee, other than Mr. Demetriou, is independent under Section 303A.02 of the New York Stock Exchange (NYSE) listed company manual and the Company’s independence guidelines. Each member of each Committee of the Board is also independent (as defined by the applicable NYSE rules).

In addition, as further required by the NYSE’s listed company manual and the Company’s Independence Guidelines, the Board of Directors has made an affirmative determination that no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. In making this determination, the Board considered the facts described below. Mr. Davidson is a member of Gamma Zeta Boulé Foundation and Sigma Pi Phi Professional Fraternity. The Company has made annual contributions to these organizations during the last three fiscal years. Such amounts did not exceed $10,000 in any fiscal year.

Ms. Loughran is a former partner of PwC, which has provided non-audit related consulting services to the Company. The payments by the Company to PwC for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of PwC and $1 million, and Ms. Loughran was never involved in providing any services to the Company while a partner of PwC. A family member of Ms. Loughran is employed by Willis Towers Watson, which provides consulting services to the Company. The payments by the Company to Willis Towers Watson for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of Willis Towers Watson and $1 million, and the family member is not an executive officer of that company.

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Until February 2018, Mr. Robertson served as the U.S. co-chairman of the U.S.-Saudi Arabian Business Council, an organization to which the Company makes annual cash contributions of approximately $20,000 and also supports conferences. In February 2018, Mr. Demetriou succeeded Mr. Robertson in this role as the co-chairman. Mr. Robertson is also on the Board of Sasol Ltd., which was a client of the Company’s Energy, Chemicals & Resources business, which was divested in April 2019.

Mr. Fernandez is a former partner of KPMG, which has provided non-audit related consulting services to the Company. The payments by the Company to KPMG for any fiscal year were substantially less than the greater of 2% of the consolidated gross revenues of KPMG and $1 million, and Mr. Fernandez was never involved in providing any services to the Company while a partner of KPMG.

After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise the independence of Messrs. Davidson, Robertson or Fernandez or Ms. Loughran.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for recommending the selection of director nominees to the Board. Once potential candidates are identified, including those candidates nominated by shareholders and/or identified by outside advisors or search firms, the Chair of the Nominating and Corporate Governance Committee, the Lead Independent Director and the Chair and CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and interviewed by the independent directors.

Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.” The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with these procedures.

Committees of the Board of Directors

The Board of Directors’ three standing committees are: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time the Board forms special committees to provide oversight and approve specific matters.

Audit Committee

  Members:* (1)

  - Joseph R. Bronson (Chair)

  - Manny Fernandez†

  - Linda Fayne Levinson

  - Barbara L. Loughran

  - Robert A. McNamara

* Each member is independent and financially literate and qualifies as an audit committee financial expert

† New member appointed to Committee in October 2020.

Primary responsibilities include monitoring and overseeing the:

•   Integrity of the Company’s financial statements

•   Independent auditor’s qualifications and independence

•   Performance of the Company’s internal audit function and independent auditors

•   Compliance by the Company with legal and regulatory requirements

Meetings in Fiscal 2020: 8 Committee Member Attendance: 94%

(1)

Mr. Bronson’s term expires on the date of the Annual Meeting, and he will not stand for re-election at the Annual Meeting. It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Audit Committee: (i) Ms. Loughran will succeed Mr. Bronson as Chair of the Audit Committee, and (ii) Ms. Kiser will be added as a member.

Committee Charter: The Audit Committee’s current charter is available by following the links to “Investors —Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

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Human Resource and Compensation Committee

Members:* (1) - Peter J. Robertson (Chair) - General Ralph E. Eberhart - Georgette D. Kiser - Barbara L. Loughran * Each member is independent

Primary responsibilities include:

•   Reviewing, recommending, and governing all compensation and benefits policies for executive officers

•   Approving and overseeing policy and protocol involved in the granting of all equity compensation

•   Overseeing the design and administration of the Company’s employee benefit plans

•   Overseeing the adoption and administration of key human resources processes and programs

Meetings in Fiscal 2020: 6 Committee Member Attendance: 100%

(1)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Human Resource and Compensation Committee: (i) Gen. Brooks and Mr. Fernandez will be added as members, and (ii) Ms. Loughran will no longer serve as a member.

Committee Charter: The Compensation Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

Compensation Committee Interlocks and Insider Participation: During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a member of the Company’s Board of Directors or on the Compensation Committee.

Nominating and Corporate Governance Committee

Members:* (1) - Robert C. Davidson, Jr. (Chair) - General Ralph E. Eberhart - Georgette D. Kiser - Linda Fayne Levinson - Robert A. McNamara * Each member is independent

Primary responsibilities include:

•   Identifying for the Board of Directors qualified candidates to serve as directors of the Company

•   Establishing for the Board corporate governance policies, principles and guidelines

•   Overseeing the Annual Self-Evaluation of the Board

•   Establishing and recommending to the Board outside director compensation

•   Overseeing the Company’s compliance programs

Meetings in Fiscal 2020: 6 Committee Member Attendance: 100%

(1)

It is anticipated that, effective as of the date of the Annual Meeting, the following changes will be made to the composition of the Nominating and Corporate Governance Committee: (i) Gen. Brooks will be added as a member, and (ii) Ms. Kiser will no longer serve as a member.

Committee Charter: The Nominating and Corporate Governance Committee’s current charter is available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.”

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Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company, which are reviewed and updated on an annual basis. The Corporate Governance Guidelines are available by following the links to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com or upon written request, as described below under “Corporate Governance — Availability of Documents.” The Corporate Governance Guidelines address the following matters:

✓	The role of the Board to provide oversight, counseling and direction to the Company’s leadership in the interest of the Company and its shareholders

✓	Frequency of meetings of the Board (5-6 regular meetings per year)

✓	The requirement that the Board of Directors be comprised of a majority of independent directors

✓	Guidelines for evaluating and nominating director nominees, including relevant skills, experience and diversity

✓	The requirement that the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors

✓	The requirement that directors attend in person all regularly scheduled Board and Committee meetings unless required by illness or other extenuating circumstances (which requirement was waived for part of fiscal 2020 in response to the COVID-19 pandemic)

✓	Executive sessions of the Board of Directors wherein independent directors meet as a group without the presence of management directors
✓	Orientation for new directors and continuing education for Board members

✓	The selection, roles and responsibilities of the Chair and CEO and the Lead Independent Director

✓	The requirement that the performance of the Chair and CEO be evaluated annually and reviewed by the independent directors

✓	Succession planning

✓	Annual Board self-evaluation

✓	Other matters uniquely germane to the work and responsibilities of the Board of Directors

✓	Guidelines for determining director independence

✓	Director and executive officer stock ownership guidelines

✓	Conflicts of interests

✓	Majority voting in uncontested elections of directors

✓	Limitations on the number of public company boards on which independent directors may serve to four (including the Company’s Board)

✓	Committees of the Board, including assignment of directors to committees and appointment of committee chairs

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Director Education

The Board recognizes the importance of director continuing education and is committed to provide such education to enhance both Board and Committee performance. Accordingly, as noted in the Company’s Corporate Governance Guidelines, the Company regularly provides the Board with education programs, presentations and briefings on topics relevant to the Company, its business and risk profile, including separate educational sessions in connection with each regular Board meeting. All directors are members of the National Association of Corporate Directors. In addition, each year the Board engages a third-party expert to host an educational program for members of the Board on matters relevant to the Company or relating to duties and responsibilities of directors. Directors are also encouraged to attend at least one outside educational program each year on any subjects pertaining to the directors’ responsibilities such as “directors’ colleges.” Additionally, newly elected directors must participate in the Company’s orientation program for new directors.

Management Succession Planning and Development

The Board is committed to positioning Jacobs for further growth through ongoing talent management, succession planning and the deepening of our leadership bench strength. The Board has assigned to the Compensation Committee, as set forth in its charter, the responsibility to oversee the succession plans relating to the executive officers of the Company, including the CEO, and to recommend to the Board, with respect to succession planning, the selection of individuals for executive officer positions. Additionally, the Company’s Corporate Governance Guidelines require that the Chair and CEO report at least annually to the Compensation Committee and the Board on succession planning for the executive officers, other than Chair and CEO, and to make available, on a continuing basis, his or her recommendations concerning who is qualified to assume the role(s) of Chair and CEO in the event the Chair and CEO becomes unable to perform his or her duties. Our emergency succession planning is intended to enable the Company to respond to unexpected position vacancies, including those resulting from a major catastrophe, natural disaster or other impactful event, such as the global COVID-19 pandemic, by continuing the Company’s safe and sound operation and minimizing potential disruption or loss of continuity to the Company’s business and operations.

Annual Board and Committee Evaluations

The Nominating and Corporate Governance Committee, together with the Lead Independent Director, coordinates regular Board performance evaluations. These evaluations are conducted through a combination of formal and informal processes, including the following, among others:

•	The Board regularly conducts a self-evaluation of its performance.

•

The Lead Independent Director and/or the Chair of the Nominating and Corporate Governance Committee periodically conduct one-on-one interviews with directors regarding Board effectiveness and performance, and report the results back to the Nominating and Corporate Governance Committee.

•	At least annually, the full Board receives updates on corporate governance best practices from an outside law firm.

•	At the end of each regular Board meeting, the Board holds an executive session at which feedback on the meeting is provided to the Chair and Lead Independent Director.

•

Annually, the Nominating and Corporate Governance Committee reviews the composition of the entire Board, including the backgrounds, skills and experience of the current directors, through the use of a skills matrix.

•

At least annually, each Committee conducts a formal self-evaluation and reviews its charter with the assistance of outside legal counsel. The Chair of the Nominating and Corporate Governance Committee attends the self-evaluation sessions in order to incorporate feedback into the overall Board self-evaluation process.

•

Feedback from these processes is communicated to the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee and the Lead Independent Director so that appropriate follow-up measures can be discussed, implemented, and monitored.

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Attendance at Meetings of the Board and its Committees and the Shareholder Meeting

Overall director attendance at meetings of the Board and its Committees was 96% during fiscal 2020. Each individual director attended at least 75% of all meetings of the Board and all Committees on which they served during fiscal 2020. Board members are expected to attend annual meetings of shareholders. All of the members of our Board attended the 2020 Annual Meeting.

Code of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines and policies:

✓	Code of Business Conduct and Ethics for Members of the Board of Directors;

✓	Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

✓	Code of Conduct.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the code of ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable Securities and Exchange Commission (SEC) rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s independent directors’ financial interests with those of our shareholders, the Board of Directors has established stock ownership guidelines for independent directors. Under these guidelines, the Company’s independent directors are expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding restricted stock and restricted stock unit (RSU) awards held by the individual) valued at a minimum of five times their annual cash retainer within a reasonable time after initial appointment or election to the Board. Independent directors are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. As of the end of fiscal 2020, all independent directors who have served on the Board for at least 5 years exceeded these guidelines.

Similarly, the Company has established stock ownership guidelines for senior leadership. Under these guidelines, the Company’s senior leadership is expected to hold equity in the Company (taking into account the value of common stock owned, and outstanding RSU awards held by the individual, but excluding unvested performance share units or unexercised options) valued as follows:

Position	Multiple of Base Salary
Chair and CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

Members of senior leadership are not required to purchase shares of common stock to reach the applicable threshold but are restricted from selling any shares of common stock during any period in which they have not met these ownership guidelines. This restriction does not apply to the withholding of shares to satisfy tax withholding requirements. As of the record date, all named executive officers (NEOs) exceeded their respective guidelines.

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Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed promptly after receipt by the Company. Any communications received by the Company from shareholders that have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests the communication be sent to the Board, the communication will then be promptly relayed to the Board and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then the Company’s leadership will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board may do so by writing to The Board of Directors, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential.

Contacting Independent Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s independent directors may do so as follows:

✓	Confidentially or anonymously through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to Lead Independent Director, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to LeadIndependent.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior leadership or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

✓	Through the Company’s Integrity Hotline, +1 (844) 543-8351;

✓	By writing to the Chair of the Audit Committee, c/o Corporate Secretary, Jacobs Engineering Group Inc., 1999 Bryan Street, Suite 1200, Dallas, Texas 75201, in an envelope marked confidential; or

✓	By sending an email to Audit.Committee@Jacobs.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Conduct, the Committee Charters, the Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Investors — Corporate Governance & ESG Data” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of any of the foregoing documents to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group, Inc., 1999 Bryan Street, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary.

Compensation of Directors

Compensation Philosophy

•

Attract and retain highly qualified directors having a diverse range of backgrounds, skills and experience by offering compensation that is competitive with the Company’s peer group and the broader market of other similarly-sized companies.

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•

Align the interests of directors with our stockholders by providing a significant portion of compensation in equity and requiring directors to comply with robust stock ownership guidelines and policies prohibiting hedging, shorting or pledging Company stock.

•	Provide a compensation program that reflects individual director responsibilities and time commitments.

•	Provide compensation that is simple and transparent.

Determination of Non-Employee Director Compensation

Each year, the Board determines non-employee director compensation based upon the recommendation of the Nominating and Corporate Governance Committee. In making a recommendation, the Nominating and Corporate Governance Committee considers market data for the Company’s peer group, which is the same peer group used for the Company’s executive compensation benchmarking, as well as data for a broader market of similarly-sized companies, and input regarding market practices for director compensation from the same independent consultant that is retained by the Compensation Committee.

Components of Non-Employee Director Compensation

Compensation Component	Fiscal 2019	Fiscal 2020 (1)	Purpose

Cash Retainer	$115,000	$115,000 (2)	Provide a competitive cash retainer

Lead Independent Director Additional Cash Retainer	$70,000	$100,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Lead Independent Director.

Committee Chair Additional Cash Retainer	$20,000	$25,000	Provide additional compensation that takes into account the increased responsibilities and time commitments of the Chair of each of the Board’s standing Committees.

Special Meeting Fees (beginning with ninth meeting for the Board or a standing Committee, and the third meeting for any Special Committee, in each case during the applicable fiscal year)	$2,000/meeting	$2,000/meeting	Provide compensation for periods of unusually high meeting activity.

Equity Grant (RSUs that vest on the earlier of 1 year after grant or the next annual shareholder meeting)	$160,000	$180,000

Align interests of directors with the long-term interests of the Company’s shareholders.

Directors restricted from selling shares until reaching stock ownership guidelines level (5x annual cash retainer).

(1)	Compensation changes for fiscal 2020 were effective January 1, 2020.
(2)

Amount does not reflect that the Board elected to receive a 10% reduction in their cash retainer for the third and fourth quarters of fiscal 2020 as part of the Company’s cost saving initiatives in response to the global COVID-19 pandemic.

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Equity

For fiscal 2020, the Board set the annual equity value to be awarded to independent directors at approximately $180,000 and, accordingly, granted each independent director an award of 1,926 RSUs on January 16, 2020. Such grants were made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the 1999 Outside Director Plan). Each RSU grant vests upon the earlier of (1) the next annual shareholder meeting or (2) the 1-year anniversary of the grant date. Gen. Brooks received a pro-rated award of 766 RSUs on August 14, 2020, the date of his appointment to the Board. Mr. Fernandez received a pro-rated award of 450 RSUs on October 5, 2020, the date of his appointment to the Board. The RSUs granted to Gen. Brooks and Mr. Fernandez vest upon the 1-year anniversary of the applicable grant date.

If the Company pays a cash dividend on its outstanding common stock, RSUs will be credited with cash dividend equivalent rights (Dividend Equivalents) paid to the applicable director upon the vesting of the RSUs and distribution of the underlying shares of common stock as described below in the section entitled “Executive Compensation — Narrative Disclosure to Summary Compensation Table” and “Grants of Plan Based Awards Table — Payment of Dividends and Dividend Equivalent Rights.” Each director also receives cash dividends with respect to each outstanding restricted stock award (RSA), if any, as and when paid to shareholders of common stock.

Additional Director Compensation for Periods of Unusually High Board or Committee Activity

The Board has adopted a policy under which non-employee directors may receive additional compensation for periods of unusually high Board or committee activity. The intention of this policy is to adequately compensate directors for additional services rendered during periods of unusually high activity and will not be paid for ordinary course of business responsibilities. The Corporate Governance Guidelines provides that there will be five to six regularly scheduled Board meetings per year, and the policy provides that, for each Board or committee meeting in excess of eight meetings for the Board or applicable standing committee during a single fiscal year, the Company will pay an additional $2,000 special fee for each meeting to the non-employee directors in attendance. In the event the Board forms a special committee, the Company will pay the additional $2,000 special fee for each special committee meeting beginning in excess of two special committee meetings in a single fiscal year. During fiscal 2020, the Company’s Board held six meetings. Accordingly, no special fees were earned by non-executive directors who attended additional meetings of the Board pursuant to the policy for fiscal year 2020. In addition, an aggregate of $38,000 in special meeting fees were earned by non-executive directors who attended three or more meetings of a special committee of the Board pursuant to the policy for fiscal year 2020. These special meeting fees were paid in fiscal 2021.

Director Deferral Plan

Additionally, independent directors are eligible to participate in the Jacobs Director Deferral Plan, pursuant to which each director may defer all or a portion of such director’s cash retainer and/or RSUs.

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Non-Employee Director Compensation During Fiscal 2020

The table below sets forth the compensation earned by each of the Company’s independent directors during fiscal 2020. Mr. Demetriou, our CEO, serves as Chair and a director on our Board but did not receive compensation for his service as a director. The compensation paid to Mr. Demetriou as an employee during fiscal 2020 is set forth in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

Joseph R. Bronson (5)	147,750	180,023	—	7,718	333,491

General Vincent K. Brooks (6)	13,500	68,940	—	—	82,440

Robert C. Davidson, Jr.	131,750	180,023	—	8,880	320,653

General Ralph E. Eberhart	109,250	180,023	—	1,798	291,071

Manny Fernandez (7)	—	—	—	—	—

Georgette D. Kiser	109,250	180,023	—	927	290,201

Linda Fayne Levinson	109,250	180,023	—	12,158	301,431

Barbara L. Loughran	109,250	180,023	—	—	289,273

Robert A. McNamara	131,250	180,023	—	1,798	313,071

Peter J. Robertson	131,750	180,023	—	1,798	313,571

Christopher M.T. Thompson	196,750	180,023	—	1,798	378,571

Barry Williams (8)	59,500	—	—	4,565	64,065

(1)

Represents director fees earned during fiscal 2020. In fiscal 2020, as part of the Company’s cost-saving initiatives in response to the global COVID-19 pandemic, the Board elected to receive a 10% reduction in their cash retainer for the third and fourth quarters of 2020. Directors who served on the Board for a portion of the fiscal year received a pro-rated amount of the annual cash retainer. Aggregate special committee meeting fees of $38,000 earned for meetings in fiscal 2020 that were paid in fiscal 2021 pursuant to the policy providing additional director compensation for periods of unusually high Board and committee activity are included in the table above.

(2)

Represents the grant date fair value of the RSU grants under the 1999 Outside Director Plan during fiscal 2020 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The aggregate number of shares of restricted stock and RSUs outstanding at October 2, 2020, for each independent director was as follows: J. Bronson — 22,735; V. Brooks — 766, R. Davidson — 29,379; R. Eberhart — 8,735; M. Fernandez — 0; G. Kiser — 1,926; L. Fayne Levinson — 28,735; B. Loughran — 3,214; R. McNamara — 1,926; P. Robertson — 11,735; C. Thompson — 10,897; and B. Williams — 0.

(3)

The Company has not granted options to independent directors since fiscal 2016. The aggregate number of options outstanding at October 2, 2020, for each independent directors was as follows: J. Bronson — 0; V. Brooks — 0; R. Davidson — 21,000; R. Eberhart — 18,000; M. Fernandez — 0; G. Kiser — 0; L. Fayne Levinson — 21,000; B. Loughran — 0; R. McNamara — 0; P. Robertson — 10,500; C. Thompson — 18,000; and B. Williams — 0.

(4)

Represents dividend payments on RSAs during fiscal 2020 as well as dividend equivalent payments on RSUs that vested during the fiscal year. These amounts do not include accumulated dividend equivalent rights on vested RSUs that have not yet been distributed to each independent director as follows: J. Bronson — $31,382; V. Brooks — $0; R. Davidson — $32,237; R. Eberhart — $11,643; M. Fernandez — $0; G. Kiser — $0; L. Fayne Levinson — $21,903; B. Loughran — $219; R. McNamara — $0; P. Robertson — $16,773; C. Thompson — $14,043; and B. Williams — $4,565.

(5)	Mr. Bronson’s term expires on the date of the 2021 Annual Meeting. Mr. Bronson will not stand for re-election at the Annual Meeting.
(6)	Gen. Brooks was appointed to the Board on August 14, 2020.
(7)	Mr. Fernandez was appointed to the Board effective as of October 5, 2020. Accordingly, he did not receive any compensation related to his service on the Board in fiscal 2020.
(8)	Mr. Williams’s term expired on January 14, 2020, the date of the 2020 Annual Meeting.

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Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “estimates,” “intends,” and “will” and similar words are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although such statements are based on management’s current estimates and expectations and/or currently available data, forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause our actual results to differ materially from what may be inferred from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those listed in Item 1A — Risk Factors in the Company’s 2020 Annual Report on Form 10-K. The Company does not undertake any obligation to release publicly any revisions or updates to any forward-looking statements.

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PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What are You Voting on?

As required by Section 14A of the Securities Exchange Act of 1934, as amended, this proposal seeks a shareholder advisory vote to approve the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative disclosures).”

As an advisory vote, this proposal is not binding on the Company, the Board of Directors, or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board, or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future compensation decisions.

At our 2017 annual meeting of shareholders, our shareholders approved, on an advisory basis, a frequency of every year for casting advisory votes approving our executive compensation. After the Annual Meeting, our next advisory vote approving our executive compensation will occur at our 2022 Annual Meeting.

What is the Voting Requirement?

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect of the outcome of the advisory vote.

The Board of Directors unanimously recommends that you vote FOR the advisory resolution approving the Company’s executive compensation.

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COMPENSATION COMMITTEE REPORT

The Human Resource and Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

December 11, 2020	Peter J. Robertson, Chair
General Ralph E. Eberhart
Georgette D. Kiser
Barbara L. Loughran

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

We operate with a pay-for-performance executive compensation philosophy in a challenging, highly competitive and rapidly evolving global environment. Our named executive officers (NEOs) for fiscal 2020 were:

Name	2020 Position
Steven J. Demetriou	Chair of the Board and Chief Executive Officer (CEO)
Kevin C. Berryman	President and Chief Financial Officer (CFO)
Joanne E. Caruso	Executive Vice President, Chief Legal and Administrative Officer
Dawne S. Hickton	Executive Vice President and COO, Critical Mission Solutions
Robert V. Pragada	President and Chief Operating Officer (COO)

How did we perform?	✓

Despite experiencing headwinds in third and fourth quarters due to the global COVID-19 pandemic, achieved results at the high end of our revised 2020 financial outlook, and achieved year-over-year revenue and operating profit growth. Met or exceeded our original external guidance provided to investors, including generating ~$800 million in cash flow from operations

	✓	Advanced our previously-announced 3-year strategy with the completion of the acquisition of John Wood Group’s nuclear business. On track to meet or exceed synergy targets for recent acquisitions
✓

Quickly transitioned employees to a remote working environment to support physical distancing in light of the COVID-19 pandemic while continuing to support our clients; protected employee jobs and avoided wide-scale layoffs by implementing effective cost saving measures

How did COVID-19 impact compensation in 2020?	✓

Implemented certain cost reduction measures as part of our broad-based effort to respond to the COVID-19 pandemic, including a temporary 10% reduction in the base salaries of our senior executive officers, including our NEOs, and a 10% reduction in the cash retainer paid to the members of our Board of Directors

✓

Discretionary upward adjustment of approximately nine percentage points against targets set prior to the emergence of the COVID-19 pandemic for annual cash incentive awards, based on the achievement of significant operational and financial milestones, especially strong free cash flow generation, despite challenges created by the COVID-19 pandemic. No adjustments to the metrics or payouts under PSUs (defined below) for fiscal 2020 for NEOs and other senior executives

How do we determine pay?	✓

Design pay programs to reward executives for positive Company financial results and other non-financial strategic initiatives and align with stockholder interests by having a significant portion of compensation composed of equity-based long-term incentive awards

	✓	Set pay levels commensurate with performance and the need to attract and retain high quality talent
✓

Consider the advice of an independent compensation consultant, internal pay equity among executives and the alignment of total pay opportunity and pay outcomes with performance and with external market data

How did we pay our NEOs?	✓	2020 payouts aligned with our fiscal 2020 performance
	✓	Base salaries reflect each NEO’s role, responsibility, experience, individual performance and market conditions
✓

Annual cash incentive payouts ranged from 82% to 85% of target based on achievement of (1) Company performance objectives (including a discretionary upward adjustment of nine percentage points in light of Company performance despite challenges created by the COVID-19 pandemic) and (2) individual strategic non-financial goals reflecting Company initiatives around Inclusion & Diversity, innovation, culture and talent retention, among others

	✓	Long-term equity incentives granted in 2020 at target levels using a portfolio of performance-based restricted stock units (PSUs) and time-based restricted stock units (RSUs)

How do we address risk and governance?	✓	Provide an appropriate balance of short- and long-term compensation, with payouts based on the Company’s achievement of certain financial metrics and specific business area objectives
✓

Follow practices that promote good governance and serve the interests of our stockholders, with maximum payout caps for annual cash incentives and long-term performance awards and policies on clawbacks, anti-pledging, anti-hedging, insider trading and stock ownership

	✓	Annual “say-on-pay” shareholder vote and an annual compensation risk assessment

Why you should approve the say-on-pay proposal	✓	Fiscal 2020 performance demonstrated resilience in the face of COVID-19 challenges and continued support for long-term stockholder value
	✓	Fiscal 2020 incentive payouts for our NEOs aligned with Company performance
	✓	Our pay program is aligned with stockholder interests, emphasizing achievement of strategic objectives over the long term
	✓	Our pay program is designed to attract and retain a strong management team and to reward the achievement of financial and strategic objectives over the long term

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Our Executive Compensation Philosophy

Our vision is to provide superior customer value through a long-term, relationship-based approach and solid returns to our shareholders through profitable growth. The Compensation Committee has a compensation philosophy that drives this vision by attracting and retaining highly qualified employees and motivating them to deliver value to our customers and shareholders. Accordingly, our executive compensation program:

✓	Provides executives with target total compensation that is competitive with the market;

✓

Rewards executives for superior annual Company performance through our Leadership Performance Plan (LPP), a short-term cash incentive program that places a substantial component of pay at risk, with specific measures and targets assigned to each participant based on their role in the Company; and

✓	Aligns our executives’ interests with those of our shareholders through long-term equity-based awards.

Our Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance the interests of our shareholders and other stakeholders. The key components and associated purposes of our compensation program are as follows:

Component Purpose Performance Metric and Description Short-Term/Annual Base Salary Provides the security of a competitive fixed cash payment Reviewed annually by the Compensation Committee and adjusted based on competitive market practices and individual performance Fixed Leadership Performance Plan (Annual Bonus Plan) Encourages superior performance and accountability by tying payouts to achievement of pre-established annual metrics assigned to participants based on their role in the Company Metrics used for fiscal 2020 include: Consolidated/Line of Business Operating Profit DSO* (days sales outstanding) GP in Backlog* (gross profit in backlog) Variable/At-Risk Strategic non-financial goals included as a modifier for all senior executives to tie efforts of culture, inclusion and diversity, sustainability and other talent-related objectives to compensation Long-Term Performance-Based Restricted Stock Units (60% of the long-term equity award) Aligns interests of executives with long-term shareholder interests. Retains executives and motivates them to build shareholder value over the life of the grants Awards vest and distribute after three years of performance if targets are met. Metrics used for all outstanding awards: EPS Growth-focuses on profitability and financial achievements ROIC (return on invested capital)-motivates managers to focus on capital efficiency and generation of returns that exceed the cost of capital Time-Based Restricted Stock Units (40% of the long-term equity award) Retains executives and motivates them to build shareholder value over the life of the grants Awards vest ratably over 4 years.

* See pages 41 and 42 for definitions of DSO and GP in Backlog.

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We remain committed to executive compensation practices that drive performance and that align the interests of our leadership team with the interests of our shareholders and other stakeholders. Below is a summary of best practices that we have implemented and practices that we avoid with respect to the compensation of our NEOs.

WHAT WE DO	WHAT WE DO NOT DO

☑  Pay-for-Performance — A significant majority of our executives’ target compensation is at risk, including stock-based and/or performance-based compensation tied to pre-established performance goals aligned with our short- and long-term objectives.

☑ Compensation Recoupment Policies — We have a clawback policy that applies when inaccurate financial statements have affected incentive award payments to executive officers. This policy is further described under “Clawback Policy” below.

☑ Stock Ownership Guidelines — Our Board has established robust stock ownership guidelines applicable to our Board members and executives as described under “Stock Ownership Guidelines” below.

☑ Thorough Compensation Benchmarking — The Compensation Committee reviews publicly available information to evaluate how our NEOs’ compensation compares to that of executives in comparable positions at peer companies as described under “Assessing Compensation Competitiveness” below.

☑ Independent Compensation Consultant — The Compensation Committee benefits from its use of an independent compensation consulting firm, which provides no other services to the Company.

☑ Annual Pay-for-Performance and Risk Review — With the help of its independent compensation consultant, the Compensation Committee analyzes the alignment of realizable pay and performance on an annual basis to ensure that our incentive programs are working as intended and do not encourage excessive risk-taking.

☑ Vesting Conditions on Dividend Equivalents — We impose the same vesting conditions on dividend equivalents as on the underlying RSUs.

☒ No Tax Gross-Ups — We do not have tax reimbursements or gross-ups on severance payments. See “Other Benefits — Perquisites” below.

☒ No Pension Plans or Special Retirement Programs for Executive Officers — We do not have a defined benefit pension plan or supplemental retirement plan for executive officers.

☒ No Excessive Perquisites — We do not offer excessive executive perquisites such as personal use of airplanes at the Company’s expense, Company-provided automobiles or auto allowances (except for expatriates) or payment of club dues.

☒ No Speculative Trading — Board members and executive officers are prohibited from short-selling our stock and buying or selling puts and calls of our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Hedging — Board members and executive officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of owning our stock. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

☒ No Use of Jacobs Stock as Collateral for Margin Loans — Board members and executive officers are prohibited from using our stock as collateral for any margin loan. See “Insider Trading and Policy on Hedging or Pledging of Stock” below.

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The Compensation Decision Process

The Compensation Committee directly retains the services of independent consultants and other experts to assist in fulfilling its responsibilities. In fiscal 2020, the Compensation Committee engaged the services of Farient Advisors (the Independent Consultant), a national executive compensation consulting firm, to review and provide recommendations concerning all components of the Company’s executive compensation programs. The Independent Consultant performs services on behalf of the Compensation Committee and has no relationship with the Company or its executives except as it may relate to performing such services. The Independent Consultant also advises the Nominating and Corporate Governance Committee on non-employee director compensation. The Compensation Committee has assessed the independence of the Independent Consultant pursuant to the rules of the SEC and the NYSE and concluded that the Independent Consultant is independent, and no conflict of interest exists with respect to the services provided by the Independent Consultant to the Compensation Committee.

During fiscal 2020, the CEO and other members of our senior executive team worked with the Compensation Committee to help ensure that our executive compensation programs are competitive, ethical, and aligned with the Company’s values. For fiscal 2020, compensation decisions for the NEOs (other than our CEO) were made by the Compensation Committee after consultation with the CEO, and compensation decisions with respect to our CEO were approved by the full Board upon recommendation from the Compensation Committee.

Assessing Compensation Competitiveness

The Compensation Committee, with the help of the Independent Consultant, annually compares each element of compensation to that of an industry peer group. For fiscal 2020, as part of its annual review, the Compensation Committee determined that the peer group should be comprised of (1) companies from a range of industries, including professional services, technology, defense and engineering that are competitive with the Company for business and executive management talent or (2) companies that provide IT consulting or technical services to government and large commercial clients. For fiscal 2020, the Company’s peer group are generally within one-quarter to four times the size of the Company in terms of revenue and market capitalization.

Similar to prior years, to assess compensation competitiveness compared to the peer group, the Independent Consultant utilized comparative data disclosed in publicly available proxy statements, other documents filed with the SEC, and data from a comprehensive database of pay information.

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The following chart shows our fiscal 2020 industry peer group, including relevant size and performance data to illustrate the Company’s relative position.

Revenue (Most Recently Available Four Quarters)		Market Capitalization as of 9/30/2020
Company	($MMs)	Company	($MMS)
ACCENTURE PLC-CL A	$44,327	ACCENTURE PLC-CL A	$143,991
NORTHROP GRUMMAN CORP	$34,700	RAYTHEON TECHNOLOGIES CORP	$87,901
RAYTHEON TECHNOLOGIES CORP	$71,559	NORTHROP GRUMMAN CORP	$52,597
L3HARRIS TECHNOLOGIES INC	$18,334	COGNIZANT TECH SOLUTIONS-A	$37,642
COGNIZANT TECH SOLUTIONS-A	$16,757	L3HARRIS TECHNOLOGIES INC	$36,719
AECOM	$14,787	LEIDOS HOLDINGS INC	$12,677
JACOBS	$13,440	JACOBS	$12,079
TEXTRON INC	$12,543	BOOZ ALLEN HAMILTON HOLDINGS	$11,435
QUANTA SERVICES INC	$11,736	TEXTRON INC	$8,230
LEIDOS HOLDINGS INC	$11,592	WSP GLOBAL INC	$7,440
EMCOR GROUP INC	$9,006	QUANTA SERVICES INC	$7,339
BOOZ ALLEN HAMILTON HOLDINGS	$7,595	AECOM	$6,711
SNC-LAVALIN GROUP INC	$6,748	EMCOR GROUP INC	$3,718
WSP GLOBAL INC	$6,599	KBR INC	$3,183
KBR INC	$5,799	SNC-LAVALIN GROUP INC	$2,816
75th Percentile	$17,546	75th Percentile	$37,180
Median	$12,543	Median	$11,435
25th Percentile	$8,300	25th Percentile	$7,025
Jacobs Percentile*	60%		60%

* Percentile rank calculation includes Jacobs.

Source: Bloomberg

Mkt Cap Date: 9/30/2020

For fiscal 2021, as part of its annual review, the Compensation Committee, in consultation with the Independent Consultant, maintained the current peer selection criteria and group size used in fiscal 2020. Based on that criteria, General Dynamics and Parsons were added to the peer group for fiscal 2021 and Raytheon and EMCOR were removed.

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Say-on-Pay

In evaluating the Company’s executive compensation program, the Compensation Committee considers the results of the shareholder advisory vote on the “say-on-pay” proposal. At the Company’s 2020 Annual Meeting, 97.7% of the shares voted approved the proposal. This followed similar results from the Company’s 2019, 2018 and 2017 Annual Meetings, where 97.5%, 95.9% and 96.4% of the shares voted, respectively, approved the Company’s “say-on-pay” proposal. The Compensation Committee believes these results, which show a significant improvement over the 81% approval received at the Company’s 2016 Annual Meeting, were due to positive changes made to the Company’s executive compensation program in fiscal 2016 and carried forward.

Taking into account the positive support received in 2017 through 2020 after instituting changes to the compensation program in 2016, the Compensation Committee believes the Company provides a competitive, shareholder-friendly pay program that effectively retains and motivates our executives.

Shareholder Engagement

Members of executive leadership and our Board frequently engage with shareholders and host open, ongoing dialogues around corporate governance matters, including executive compensation.

In fiscal year 2020, we achieved more than 500 interactions total.

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Compensation Elements

During fiscal 2020, the Compensation Committee utilized findings by the Independent Consultant to determine that the Company’s executive compensation program continued to be both reasonable in relation to competitive pay levels and appropriate in supporting business objectives and a positive performance-based culture. As reflected in the charts below, variable/at risk compensation represents the majority of the total target direct compensation of our CEO and other NEOs.

Total target direct compensation refers to base salary, short-term incentive compensation (measured at target for the fiscal year) and long-term equity incentive compensation based on grant date fair values (measured at target for PSUs). In determining an executive’s overall compensation, the Compensation Committee takes into account the absolute and relative value of each compensation component and the overall mix. As with prior years, the Compensation Committee allocated the long-term incentive awards for the NEOs with 60% of the value as PSUs and 40% of the value as RSUs in accordance with our philosophy to emphasize pay for performance.

In determining the amount of each component of compensation, the Compensation Committee also considers the fact that the Company provides limited perquisites. This stems from the Compensation Committee’s belief that focusing on the three core elements of compensation (base salary and short- and long-term incentive compensation) results in a more transparent and easier-to-administer pay system that is more consistent with the Company’s culture. For example, the Company’s currently available retirement program in the U.S. consists solely of a tax-qualified 401(k) plan with matching contributions and a non-qualified deferred compensation plan that provides non-enhanced market returns. Perquisites are generally limited to financial planning and annual health assessments.

Impact of COVID-19 on Compensation Matters

The Compensation Committee approved compensation levels for fiscal 2020, including targets for short- and long-term incentives, in November 2019 prior to the emergence of the COVID-19 pandemic. As discussed in more detail herein, the performance metrics used for annual cash bonus awards under the Leadership Performance Plan include Operating Profit, Days Sales Outstanding (DSO), and Gross Profit (GP) in Backlog, while the metrics used for the PSUs include ROIC and EPS Growth. Throughout the fiscal year, the Compensation Committee and the Board received regular updates from the Company’s leadership team regarding the impact of COVID-19 on the Company’s business, the safety and well-being of the Company’s employees and the ability of the Company to achieve the performance targets under the incentive plans.

The most significant impact of COVID-19 on the Company’s business was during the third fiscal quarter, as federal, state and local public health officials and governmental authorities imposed quarantines, “stay-at-home” or “shelter-in-place” orders, social distancing measures, travel restrictions, school closures and similar mandates to combat the spread of COVID-19. Although certain jurisdictions have taken steps to lift or ease such restrictions to various degrees, some jurisdictions have subsequently reinstated such restrictions in response to increased cases of

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COVID-19. As such, the impact of COVID-19 continued into the fourth fiscal quarter and is expected to continue into fiscal 2021. Accordingly, while performance against our incentive plans was above target for the first half of fiscal 2020, our second half performance was negatively impacted by COVID-19.

Given the impacts of COVID-19 on the market and the ongoing uncertainty around potential future impacts, we implemented a number of expense reduction and cash conservation measures during fiscal 2020 to enhance financial flexibility and liquidity and avoid large-scale layoffs. Against this extremely challenging backdrop, our senior executive officers, including our NEOs, agreed to temporarily reduce their base salaries by 10%. The Company also suspended its matching program for certain retirement programs offered to our employees, including our NEOs, for up to six months, and implemented a voluntary retirement plan pursuant to which certain LPP participants were invited to participate. Additionally, our non-employee directors elected to reduce their cash retainers during the third and fourth quarters of fiscal 2020 by 10%.

While these circumstances have provided a challenging external landscape, the Company, through the extraordinary efforts of the senior leadership team, continued to achieve significant operational and financial milestones in fiscal 2020 that have positioned the Company for continued short-term and long-term success, including:

•	Achieving results at the high end of our revised 2020 financial outlook

•	Meeting or exceeding the original external guidance provided to investors with regard to free cash flow generation, driven by strong DSO performance at year end

•	Quickly transitioning employees to a remote working environment to support physical distancing while continuing to support our clients

•	Protecting employee jobs and avoiding wide scale layoffs by implementing effective cost saving measures

•	Advancing key initiatives including culture, future of work, business transformation, and Inclusion & Diversity

•	Maintaining strong stock performance despite volatility in the financial markets

The Compensation Committee reviewed the Company’s financial performance against the original performance targets set in November 2019 and did not make any adjustments to the metrics, goals or final performance calculations under the PSUs for fiscal 2020 performance. However, with respect to the annual bonus under the LPP, the Compensation Committee determined that the DSO metric had been disproportionately impacted by COVID-19 impacts, particularly during the third fiscal quarter, and did not accurately capture the Company’s actual performance. The actual DSO results were negatively impacted by our clients’ administrative delays in processing payments as the COVID-19 pandemic required most of our clients to transition to remote working. Nonetheless, the Company achieved strong free cash flow generation for the full fiscal year, largely as a result of improving DSO performance at the end of the fiscal year, which is not fully reflected in the calculation of the full year DSO results. The Compensation Committee also believes that the Company’s ability to succeed, including in times of extraordinary challenge, depends in large measure on our ability to attract and retain executives who deeply share the Company’s values, who are able to innovate and adapt during challenging circumstances (such as COVID-19) and who create and execute successful long-term strategies that increase shareholder value. As such, the Committee, in its discretion, approved an overall upward adjustment of approximately nine percentage points in the performance results for the LPP awards for all LPP participants, taking into consideration the Company’s above-target performance during the first six months of the fiscal year, the impacts of the COVID-19 pandemic on the Company’s business, the Company’s stock performance during fiscal 2020 and the response of the Company’s senior leadership team to the pandemic. The Committee believes that this decision takes into account the uncontrollable consequences of the COVID-19 pandemic and the unprecedented changes in the Company’s business and industry, as well as the general economic environment, and enhances the alignment of the interests of our NEOs with shareholder value for fiscal 2020.

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Base Salary

After considering proxy data from our peer group and other market survey information, including information provided by the Independent Consultant, in November 2019, the Compensation Committee increased the base salary for each of our NEOs (other than the CEO) for fiscal 2020. Mr. Demetriou’s base salary for fiscal 2020 remained the same as fiscal 2019. Effective December 21, 2019, Messrs. Berryman and Pragada received the base salary increases shown in the below table to reflect their enhanced roles in fiscal 2020, along with recognition of their successful performance in fiscal 2019. Ms. Caruso and Ms. Hickton also received base salary increases effective December 21, 2019 in recognition of their successful performance in fiscal 2019.

The following table sets forth the base salaries of each of our NEOs for fiscal 2019 and fiscal 2020.

Named Executive Officer	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary (1)(2)	Percentage Increase
Steven J. Demetriou	$1,365,000	$1,365,000	0.0%
Kevin C. Berryman	$780,000	$820,000	5.1%
Joanne E. Caruso	$600,000	$624,000	4.0%
Dawne S. Hickton	$750,000	$772,500	3.0%
Robert V. Pragada	$750,000	$840,000	12.0%

(1)	Salary increases effective December 21, 2019 for the NEOs.
(2)

Amount does not reflect the 10% reduction in base salary that all senior executives of the Company, including our NEOs, agreed to receive for the third and fourth quarters of fiscal 2020 as part of the Company’s cost saving initiatives in response to the global COVID-19 pandemic.

Short-Term Incentives

The Leadership Performance Plan (LPP) continues to reinforce our commitment to profitable growth and effective cash management using specific measures and targets assigned to each participant based on his or her respective role in the organization. As described below, this plan provides for cash incentive payouts to eligible employees based on the level of achievement of certain Company-wide and line of business-specific target goals.

For fiscal 2020, select officers and leaders of the Company, including the NEOs, were eligible to participate in the LPP. As shown in the following chart, an employee’s target LPP award is calculated by multiplying (1) the NEO’s annual base salary as of July 1 of the applicable fiscal year (without taking into account the temporary COVID-19 related base salary reductions) by (2) the NEO’s target bonus percentage. The NEO’s actual LPP award amount is calculated by multiplying (1) the NEO’s target LPP award by (2) the corporate performance achievement factor, and (3) adding or subtracting the strategic non-financial modifier (described below). As described above, the performance targets under the LPP were approved by the Compensation Committee in November 2019, prior to the emergence of the COVID-19 pandemic.

Base Salary as of July 1, 2020	X	Target Percentage of Salary	=	2020 Target LPP Award

2020 Target LPP Award	X	Approved Strategic Modifier (%)	=	Strategic Modifier Adjustment

2020 Target LPP Award	X	Corporate Performance Achievement Factor	+/-	Strategic Modifier Adjustment	=	2020 Final LPP Award

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Strategic Non-Financial Modifier: In fiscal 2019, the Company introduced an individual strategic, non-financial modifier for the overall LPP payout for the NEOs and other senior executives to provide incentives and drive accountability for Company initiatives that drive long-term stockholder value. Such initiatives include inclusion and diversity, sustainability, improvements in talent retention, driving innovation across the business, safety and operational excellence and cultural initiatives. The strategic modifier can increase or decrease the final LPP award amount by up to 10% of their individual target, based on the Compensation Committee’s assessment of their performance with respect to these goals. The Compensation Committee reviewed and approved the strategic goals for the CEO for fiscal 2020, and the CEO approved the strategic goals for the other NEOs after consultation with the Compensation Committee.

The following LPP targets for the NEOs for fiscal 2020 were unchanged from fiscal 2019. We believe the current targets align with market and proxy information of our peer companies and tie the executive’s compensation to Company performance. Also included in the table are the strategic non-financial goals for each NEO, which were established at the beginning of fiscal 2020:

Named Executive Officer	Annual Incentive Target as a % of Base Salary (1)	Strategic Non-Financial Goals
Steven J. Demetriou	165%

•   Implementation and Announcement of Climate Action Plan

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion, including through personal actions and discussions throughout Jacobs as well as externally and by holding leadership across company accountable for progress

Kevin C. Berryman	110%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusivity, including efforts to deliver employee engagement and strategy sessions

•   Systems and Digitization — Streamline processes and improve systems

Joanne E. Caruso	100%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion by active participation in employee network groups and being visible, a vocal ally and an advocate for employees to ensure all employees can bring their whole selves to work

•   Talent Development, Succession, Retention — Reduce voluntary attrition

Dawne S. Hickton	100%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion, through providing multiple avenues for learning, engagement and discussion internally and externally

•   Talent Development and Engagement — Improve retention through engagement and development opportunities

Robert V. Pragada	110%

•   Inclusion & Diversity — Measurably increase diversity and build a culture of inclusion, through focused attention on talent and succession planning and drive tangible actions throughout both Lines of Business

•   Global Connectivity — Leverage global talent

(1)	Base salary does not take into account the temporary 10% COVID-19 related reduction.

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Corporate Performance Achievement Factors

Each year, the Company establishes performance achievement factors for each participant based on his or her role in the Company. For those participants with exclusively corporate-level responsibilities, the bonus opportunity for fiscal 2020 was tied entirely to company-wide metrics and his or her individual strategic non-financial goals. For participants whose role is aligned with a specific line of business, a portion of performance targets was tied to operating metrics defined for each participant’s applicable line of business, with the remainder tied to Company-wide metrics to encourage collaboration across all lines of business and drive the Company’s overall results.

Performance Metrics	2020 Actual Results	Performance Levels			2020 Actual Performance Level Achievement (% of Payout)	Relative Weighting (%)	2020 Actual Performance Achievement (% of Target)	Committee Discretion	Total Payout
		Minimum (25% Payout)	Target (100% Payout)	Maximum (200% Payout)
Consolidated Operating Profit	$959M	$889M	$1,046M	$1,203M	58.4%	70%	40.9%	—	40.9%
Consolidated DSO	66.7	67.2	63.2	61.2	34.4%	15%	5.1%	9.0%	14.1%
Consolidated GP in Backlog	$5,145M	$4,805M	$5,058M	$5,311M	134.4%	15%	20.2%	—	20.2%
Total						100.0%	66.2%	9.0%	75.2%

LPP Awards to each of the NEOs

For fiscal 2020, the Compensation Committee established the minimum, target and maximum performance levels under the LPP for each NEO in November 2019 based on the Company-wide metrics of Consolidated Operating Profit, Days Sales Outstanding (DSO) and Gross Profit (GP) in Backlog. The corresponding fiscal 2020 actual results, performance levels, relative weighting and actual performance achievement percentages are shown in the table above. Refer to page 39 for descriptions of how the metrics are calculated. The calculation of target LPP award and actual LPP award for each individual NEO for fiscal 2020 is shown below.

Named Executive Officer	Base Salary (07/01/2020) (1)	Target %	2020 Target Award	Performance Achievement Factor (% of Target)	Strategic Non-Financial Modifier (%)	Strategic Modifier Adjustment ($)	2020 Final LPP Award
Steven J. Demetriou	$1,365,000	165%	$2,252,250	75.2%	10.0%	$225,225	$1,918,917
Kevin C. Berryman	$820,000	110%	$902,000	75.2%	7.0%	$63,140	$741,444
Joanne E. Caruso	$624,000	100%	$624,000	75.2%	8.0%	$49,920	$519,168
Dawne S. Hickton	$772,500	100%	$772,500	75.2%	8.0%	$61,800	$642,720
Robert V. Pragada	$840,000	110%	$924,000	75.2%	7.0%	$64,680	$759,528

(1)	Base salary for purposes of this calculation does not take into account the temporary 10% reduction related to the Company’s cost-saving initiatives in response to the COVID-19 pandemic.

For purposes of calculating the payouts for the 2020 LPP awards:

•

Consolidated Operating Profit means total Gross Profit (GP) less selling, general and administrative expenses (SG&A) of the Company, including unallocated corporate costs, as adjusted for special items that are unusual, non-recurring or otherwise not indicative of the Company’s normal operations and which were not anticipated in setting the original targets, and exclusion of amortization of purchased intangibles. Any such adjustments must be approved by the Compensation Committee. For example, such adjustments include, without limitation: (1) charges for restructurings; (2) gains or losses on the disposal of a segment of the business or in connection with discontinued operations; (3) charges for the impairment of goodwill or other long-lived assets; (4) gains / losses on the sale of assets; (5) major litigation settlements and/or other judgments; (6) the effects of changes in accounting principles, laws or regulations affecting reported results; and (7) costs and expenses relating to acquisitions, including integration.

•

Consolidated DSO (Days Sales Outstanding) means the average of the DSO from the four quarters of the year ended October 2, 2020, of (1) accounts receivable (including billings in excess) of the Company at the end of each quarter divided by (2) the daily sales for each quarter.

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•

GP in Backlog means for each line of business, starting GP in Backlog for such applicable line of business as adjusted for (1) new awards, (2) scope increases of new and existing work, (3) cancellations and corrections of understatements/overstatements, (4) acquisitions and divestitures, and (5) the foreign exchange effect, less the GP burn for the fiscal year. GP in Backlog must follow Jacobs’ backlog rules for various contract types.

Achieving minimum performance levels results in a payout of 25% of target; achieving target performance levels results in a payout of 100% of target; and achieving maximum performance levels results in a payout of 200% of target. Actual award payments are calculated by linear interpolation for achievement of goals unless otherwise specified.

Equity-Based Compensation

The Compensation Committee believes that long-term equity incentives should comprise the majority of compensation for the Company’s senior leadership, including the NEOs. The Compensation Committee considers alignment with shareholder and other stakeholder interests, ease of understanding by participants, and overall competitiveness in determining grant values to each executive. Other than off-cycle awards for new hires, promotions or retention grants, the Compensation Committee generally awards equity incentives to NEOs and senior leadership in November of each fiscal year.

To determine the dollar value of awards to be granted to the NEOs, the Compensation Committee received recommendations from the CEO with respect to equity incentives for executive officers other than himself. These recommendations were provided alongside market ranges developed by the Independent Consultant to provide recommendations in a market context. Determination of award levels also took into account the Company’s 2019 performance. The Compensation Committee recommended a grant for the CEO as part of his overall pay package to be approved by the Board.

In fiscal 2020, our NEOs’ equity-based compensation consisted of the following awards:

Forms of 2020 Long-Term Incentive Grants	Weight	Performance Metrics and Vesting Period

PSUs	60%	Performance Metrics: - 50% to vest based upon EPS Growth over 3-year period - 50% to vest based upon ROIC over 3-year period

RSUs	40%	25% annual vesting over 4-year period

A summary of the equity awards granted in fiscal 2020 to each NEO is provided below:

Named Executive Officer	Grant Date	Target PSUs Awarded (1)	Target PSU Value Awarded (2)	RSUs Awarded	RSU Value Awarded (2)	Total Value Awarded (2)

Steven J. Demetriou	11/13/2019	74,020	$6,900,144	49,345	$4,599,941	$11,500,085

Kevin C. Berryman	11/13/2019	19,310	$1,800,078	12,872	$1,199,928	$3,000,006

Joanne E. Caruso	11/13/2019	9,012	$840,099	6,007	$559,973	$1,400,071

Dawne S. Hickton	11/13/2019	13,518	$1,260,148	9,010	$839,912	$2,100,060

Robert V. Pragada	11/13/2019	21,240	$1,979,993	14,161	$1,320,088	$3,300,081

(1)	Represents the target payout shares as described under “Executive Compensation — 2020 Grants of Plan Based Awards” below.

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(2)

Represents the grant date fair value of PSUs and RSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair per share value for the November 13, 2019, awards was $93.22. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2020 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” above and “Compensation Discussion and Analysis — Compensation Elements — Equity-Based Compensation —Dividend Equivalents” above for more information regarding Dividend Equivalents.

Fiscal 2020 Equity Awards

Performance Stock Units

Fiscal 2020 PSU awards will vest, following a 3-year performance period (starting on the first day of fiscal 2020 and ending on the last day of fiscal 2022), based on achievement of the following performance metrics:

-	50% of the PSUs will vest based on the Company’s achievement of a certain EPS Growth Rate over a 3-year performance period (the EPS Based PSU Awards)

-	50% of the PSUs will vest based on the Company’s achievement of a certain ROIC during the same 3-year performance period (the ROIC Based PSU Awards)

For fiscal 2020, we reduced the minimum payout on PSUs from 50% to 25% so that a 25% payout occurs under the PSU Awards when threshold performance is achieved, a 100% payout occurs when target performance is achieved and a 200% payout occurs when maximum performance is achieved. The payout is determined by linear interpolation for performance achievement between the approved ranges for each year.

Earnings Per Share Based PSU Awards:

The Compensation Committee believes that Adjusted EPS is a key indicator of a company’s performance for shareholders. It is the predominant metric used in performance-based equity awards of the Company’s peers and its use is intended to improve the focus on profitability, growth and financial discipline, while aligning the interests of the Company’s senior executives with the long-term interests of shareholders.

The number of EPS Based PSU Awards that will vest (and the corresponding number of shares that will be issued at the end of the 3-year performance period) is based on the Company’s EPS Growth Rate measured at the end of each of fiscal 2020, 2021 and 2022. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target EPS Based PSUs	X	EPS Growth Performance Multiplier for EPS Growth Rate in Fiscal 2020 over Fiscal 2019	=	First Year EPS Shares Locked-In

Average Adjusted EPS Growth - Fiscal Year 2019-2020	EPS Growth Performance Multiplier
Less than 13.2%	0%
13.2%	25%
16.5%	100%
19.8%	200%

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2/3 of Target EPS Based PSUs	X	EPS Growth Performance Multiplier for Compound EPS Annual Growth Rate for Fiscal 2021 over Fiscal 2020	-	Number of First Year EPS Shares Locked-In	=	Second Year EPS Shares Locked-In

Average Adjusted Compound EPS Growth - Fiscal Year 2020-2021	EPS Growth Performance Multiplier
Less than 10.6%	0%
10.6%	25%
13.3%	100%
16.0%	200%

Total Target EPS Based PSUs	X	EPS Growth Performance Multiplier for Compound EPS Annual Growth Rate for fiscal 2022 over fiscal 2020	-	Number of First Year EPS Shares Locked-In and Number of Second Year EPS Shares Locked-In	=	Total number of Shares Earned and to be Issued Pursuant to EPS Based PSUs

Average Adjusted Compound EPS Growth - Fiscal Year 2020-2022	EPS Growth Performance Multiplier
Less than 9.8%	0%
9.8%	25%
12.2%	100%
14.6%	200%

The “EPS Growth Performance Multiplier” is determined by reference to the tables above based upon the Company’s EPS Growth Rate or Compound Annual EPS Growth Rate over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

“EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance (for these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions); and (C) exclusion of amortization of purchased intangibles.

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Return on Invested Capital (ROIC) Based PSU Awards:

The Compensation Committee believes that ROIC is an effective means of linking executive compensation to value creation that holds leaders accountable for the efficient use of capital and has used this performance metric for awards since fiscal year 2017.

The number of ROIC Based PSU Awards that will vest (and the corresponding number of shares to be issued) is based on the Company’s average adjusted ROIC measured at the end of each of fiscal 2020, 2021 and 2022. Amounts are locked in annually but not distributed until after the 3-year performance period. This calculation is shown in the following charts:

1/3 of Target ROIC Based PSUs	X	Performance Multiplier for Average ROIC for Fiscal 2020 over Fiscal 2019	=	First Year ROIC Shares Locked-In

Average ROIC – Fiscal Year 2019-2020	ROIC Performance Multiplier
Less than 9.1%	0%
9.1%	25%
10.7%	100%
12.3%	200%

2/3 of Target ROIC Based PSUs	X	Performance Multiplier for Average ROIC for Fiscal 2021 over Fiscal 2020	-	Number of First Year ROIC Shares Locked-In	=	Second Year ROIC Shares Locked-In

Average ROIC Fiscal Year 2020-2021	ROIC Performance Multiplier
Less than 9.4%	0%
9.4%	25%
11.0%	100%
12.6%	200%

Target ROIC PSUs	X	Performance Multiplier for Average ROIC for fiscal 2022 over fiscal 2020	-	Number of First Year ROIC Shares Locked-In and Number of Second Year ROIC Shares Locked-In	=	Total Number of ROIC Based PSU Shares Earned and to be issued Pursuant to ROIC Based PSUs

Average ROIC - Fiscal Year 2020-2022	ROIC Performance Multiplier
Less than 9.5%	0%
9.5%	25%
11.2%	100%
12.9%	200%

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“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of invested capital from the first day of fiscal 2020 to the last day of fiscal 2022. Invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “Average ROIC Performance Multiplier” is determined by reference to the tables above based upon the Company’s ROIC or Compound Annual ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

Restricted Stock Unit (RSU) Grants:

The 2020 RSU awards vest 25% per year on each of the first, second, third and fourth anniversary of the grant date, subject to the NEO’s continuous employment through each such vesting date.

Dividend Equivalent Rights

All RSU awards are entitled to accumulated dividend equivalent rights that are subject to the same vesting, payment and other terms and conditions as the underlying award to which the dividend equivalent relates. The crediting of dividend equivalents is intended to treat the equity award holders consistently with shareholders and preserve the equity-based incentives intended by the Company when the awards were granted. The dividend equivalents pay in cash upon the vesting and settlement of the underlying RSUs.

Long-Term Incentive Plan Metrics and Performance Attainment – PSUs with Performance Periods Ending in Fiscal 2020

Three of our NEOs served as executive officers of the Company in fiscal 2017 and received grants of PSUs at that time: Messrs. Demetriou, Berryman and Pragada. Neither Ms. Caruso nor Ms. Hickton received a grant of PSUs in fiscal 2017. The 2017 PSUs awards were based on a 3-year performance period that leveraged both short- and long-term goals. If certain thresholds of performance were not attained, then no payout was earned for the awards. The performance metrics associated with these PSUs, as well as weighting and the associated performance period are shown below:

Performance Metric	Weighting	Performance Period
EPS	50%	Beginning on the first day of fiscal 2017 and ending on the last day of fiscal 2019
ROIC	50%	Beginning on the first day of fiscal 2017 and ending on the last day of fiscal 2019

2017 EPS Based PSU Awards

The 2017 EPS Based PSU awards were tied to Compounded Annual EPS Growth over a 3-year performance period:

•	The performance period began in Q1 2017 and ended Q4 2019

•	The total number of units awarded accumulated over the 3-year performance period in independent segments:

-	1/3 of the 2017 EPS Based PSUs were based on EPS Growth from FY16 to FY17

-	2/3 of the 2017 EPS Based PSUs were based on the Compounded Annual EPS Growth Rate from FY17 to FY18

-	The final determination as to shares to be distributed pursuant to the 2017 EPS Based PSUs was based on the Compounded Annual EPS Growth Rate from FY17 to FY19

The first 2 years of the program are considered a “lock in” period, meaning it was possible to “lock in” vesting of up to two-thirds of the total potential award based on EPS Growth during that period. The EPS Performance Multiplier was determined by linear interpolation for growth rates between the approved ranges for each year.

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The following chart summarizes the Company’s average EPS Growth during the performance period and the resulting vesting under the approved performance criteria:

	Performance Period	EPS	Year Over Year Growth	Average Annual EPS Growth	Approved Range			EPS Performance Multiplier	Lock-In PSUs
					Min	Target	Max

Baseline Earnings	FY16	$2.93

Year 1	FY17	$3.24	10.8%	10.8%	0.0%	2.3%	4.3%	200.0%	67.0%

Year 2	FY17-FY18	$4.52	39.5%	25.1%	2.1%	4.1%	6.1%	200.0%	67.0%

Year 3	FY17-FY19	$5.12	13.3%	21.2%	3.6%	5.6%	7.6%	200.0%	66.0%

								Total	200.0%

Total EPS Based PSUs Granted	X	3 Year EPS Performance Multiplier	=	200% of Shares to be Distributed

As a result of the EPS performance over the 3-year performance period, Messrs. Demetriou, Berryman and Pragada received 200% of the shares underlying the Target 2017 EPS Based PSU Awards, as shown in the following table:

Participant Name	Vesting Date	EPS Based Awards Granted	% Target Earned	EPS PSU Shares Earned

Steven J. Demetriou	11/16/2019	38,377	200.0%	76,754

Kevin C. Berryman	11/16/2019	8,699	200.0%	17,398

Robert V. Pragada	11/16/2019	7,420	200.0%	14,840

The “EPS Growth Performance Multiplier” is determined by reference to the tables above based upon the Company’s EPS Growth Rate or Compound Annual EPS Growth Rate over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s business plan at the time of grant.

“EPS” for any fiscal period is computed by dividing Adjusted Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period.

“Adjusted Net Earnings” means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with Generally Accepted Accounting Principles (GAAP) (A) as may be adjusted to eliminate the effects of (1) costs associated with restructuring and integration activities; and (2) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of the adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Compensation Committee has determined are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. For these purposes, such events or transactions could include: (1) settlements of claims and litigation, (2) disposals of operations including a disposition of a significant amount of the Company’s assets, (3) losses on sales of investments, (4) changes in laws and/or regulations, and (5) acquisitions.

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2017 ROIC Based PSU Awards

The 2017 ROIC Based PSU awards were tied to Average Annual ROIC over a 3-year performance period:

•	The performance period began in Q1 2017 and ended Q4 2019

•	The final determination as to shares to be distributed pursuant to the 2017 ROIC Based PSUs was based on the Average Annual ROIC from FY17 to FY19

Absolute 3-Year ROIC	ROIC Performance Multiplier (i.e., PSUs Vesting)

<8.9%	0%

8.9%	50%

9.9%	100%

10.9%	200%

The ROIC Performance Multiplier was determined by linear interpolation for growth rates between 0% and 8.9%, between 8.9% and 9.9% and between 9.9% and 10.9%.

The following chart summarizes the Company’s 3-Year Annual ROIC during the performance period and the resulting vesting under the approved performance criteria:

	2017	2018	2019

Jacobs - Adjusted Net Income	$392,193	$629,279	$713,977

Average Invested Capital

Jacobs Stockholders’ Equity	$4,428,351	$6,050,672	$5,714,692

+ Long-term Debt	$235,000	$2,146,877	$1,401,145

- Cash	($774,151)	$(793,358)	($631,068)

Invested Capital	$3,889,200	$7,404,191	$6,484,769

Average Invested Capital	$3,942,045	$5,646,696	$6,944,480

ROIC	9.9%	11.1%	10.3%

Average ROIC			10.5%

As a result of the ROIC performance, Messrs. Demetriou, Berryman, and Pragada received 155.8% of the shares underlying the 2017 ROIC Based PSUs, as shown in the following table:

Named Executive Officer	Vesting Date	ROIC Based Awards Granted	% Target Earned	ROIC PSU Shares Earned

Steven J. Demetriou	11/16/2019	38,377	155.8%	59,791

Kevin C. Berryman	11/16/2019	8,699	155.8%	13,553

Robert V. Pragada	11/16/2019	7,420	155.8%	11,560

“Return on Invested Capital,” or ROIC, is computed by dividing Adjusted Net Earnings by the average of invested capital from the first day of fiscal 2017 to the last day of fiscal 2019. Invested capital is the sum of equity plus long-term debt less cash and cash equivalents.

The “Average ROIC Performance Multiplier” is determined by reference to the tables above based upon the Company’s ROIC or Compound Annual ROIC over the relevant fiscal periods. The Compensation Committee set these metrics based on the Company’s plan at the time of grant.

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Other Benefits

Benefits Programs

Except for the Company’s Non-Qualified Executive Deferral Plan, which is generally available to most of senior leadership, the Executive Severance Plan and certain expatriate arrangements, the Company provides executives with the same benefit plans offered generally to U.S. employees.

401(k) Plan: During fiscal 2020, the CEO and other NEOs were eligible to participate in the Company’s 401(k) plan for full-time employees in the United States. The plan provided a match by the Company equal to approximately 58% of the first 6% of eligible pay (currently up to $285,000). None of the NEOs participated in any defined benefit retirement or supplemental retirement benefit plan. As part of the Company’s cost saving initiatives in response to the global COVID-19 pandemic, the Company suspended its matching program for certain of the retirement programs offered to our employees, including the NEOs, for up to six months.

Employee Stock Purchase Plans: The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible to participate. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company.

Non-Qualified Executive Deferral Plan (EDP): Select employees, including the NEOs, meeting certain compensation minimums may elect to participate in the Company’s EDP whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employees at a future date, including upon retirement or death. Participant deferrals are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants with equity compensation deferrals generally being credited with earnings and losses based on the actual performance of the Company’s common stock. See “Executive Compensation — Non-Qualified Deferred Compensation” below for a further description of the EDP.

Executive Severance Plan: Recognizing the prevalence of severance plans among our peers and the need to attract and retain talented executives, the Company has adopted an Executive Severance Plan that provides severance benefits to certain key executives designated by the Compensation Committee from time to time, including the NEOs, in the event of either (1) a qualifying termination of employment by the Company that is unrelated to a change of control or (2) a qualifying termination of employment by the Company during the 2-year period following a change of control.

Perquisites

The Company provides limited perquisites to its executives. They may have spousal travel paid for by the Company only for an approved business purpose, in which case a related tax gross-up is provided. NEOs are also provided with financial planning assistance and annual health assessment benefits.

The Company leases a private aircraft to allow certain executive officers, primarily the CEO, to safely and efficiently travel for business purposes. Use of a private aircraft provides a confidential and highly productive environment for executive officers to conduct business while traveling. We do not allow personal usage of the private aircraft at the Company’s expense. Incidental travel by family members of an executive officer in connection with such executive’s business travel is permitted so long as the executive reimburses the Company for the reasonable cost of such travel.

Payments Upon Termination or Change in Control

Executive Severance Plan: As described above, the Company adopted an Executive Severance Plan that provides the following severance benefits to certain key executives, including the NEOs, in the event of either (1) a qualifying involuntary termination of employment that is unrelated to a change in control or (2) a qualifying

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termination of employment during the 2-year period following a change of control. Payments under this plan are conditioned upon the receipt of a customary waiver and general release of claims from the executive. In addition, following termination, the executives will be subject to restrictive covenants, including non-disclosure of confidential information, non- disparagement restrictions and 12-month non-competition and non-solicitation obligations. Payments under this plan do not include any tax gross-ups.

•

Non-Change in Control Severance Benefits — In the event of a termination of the participant’s employment by the Company other than for cause (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the nine-month period following the date of termination will remain outstanding and continue to vest in accordance with their original vesting schedule.

•

Change in Control Severance Benefits — In the event of a termination of the participant’s employment by the Company other than for cause or by the participant for good reason (as defined in the Executive Severance Plan), in each case within the 2-year period after a change in control (as defined in the Executive Severance Plan), the participant will be entitled to receive the following benefits: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In the event such termination occurs, unvested and outstanding equity awards are governed by the Stock Incentive Plan as described below.

Employment Agreements: There are no employment agreements in effect with any of our NEOs as of the end of fiscal 2020.

Stock Incentive Plan: The Company’s 1999 Stock Incentive Plan, as amended (the Stock Incentive Plan) provides that all plan participants, including the NEOs, may be entitled to prorated vesting at retirement for their outstanding PSUs. In the case of a participant whose employment is terminated due to death or Disability (as defined in the Stock Incentive Plan), the expiration date provided in the grant agreement will continue to apply for outstanding stock options, outstanding RSUs will vest on an accelerated basis as provided in the applicable grant agreement, and PSUs will remain outstanding and eligible to vest as provided in the applicable grant agreement, with the final determination of the payout, if any, generally determined at the end of the applicable 3-year performance period. Additionally, the terms of stock options, RSUs and PSUs provide for potential double trigger equity acceleration upon certain terminations following a Change in Control (as defined in the Stock Incentive Plan) as a means of focusing executive officers on shareholder interests when considering strategic alternatives. If a Change in Control occurs and certain options, RSUs and PSUs are not assumed and continued by the acquiring or surviving corporation in the transaction (or a parent corporation thereof), then such awards will vest immediately, with awards that are subject to performance-based vesting criteria paid at a level based upon the Company’s actual performance as of the date of the Change in Control.

The estimated payments and benefits provided in each of the covered circumstances may be found under “Executive Compensation — Compensation Under Various Termination Scenarios” below.

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Other Policies

Stock Ownership Guidelines

The Company has established the following stock ownership guidelines for its executive officers:

Position	Multiple of Base Salary (1)
Chair and CEO	6x
Presidents (COO and CFO)	4x
EVPs/Presidents of Lines of Business	3x
Other Senior Leadership (SVPs)	2x

(1)	Base salary does not take into account the temporary COVID-19 related 10% reduction.

The Compensation Committee reviews each executive officer’s shareholdings of Company stock with respect to these ownership guidelines each year. As of the Record Date, all NEOs exceeded their respective guidelines. See the discussion under “Corporate Governance — Stock Ownership Guidelines” above for further information.

Insider Trading and Policy on Hedging or Pledging of Stock

The Company’s insider trading policy contains stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared. The executive officers and directors are not permitted to trade in puts or calls of Company stock, engage in short sales of Company stock, hedge or pledge Company stock or use Company stock as loan collateral or as part of a margin account.

Clawback Policy

The Compensation Committee maintains a clawback policy with respect to incentive awards granted to executive officers. The Company is authorized to recover a portion of incentive awards paid within 3 years of a financial statement that is inaccurate due to material noncompliance with any financial reporting requirement under the securities laws. Recovery applies to the extent a lesser amount would have been paid under the restated financial statement. In addition, we have clawbacks for select top executives for violation of non-compete and non-solicitation provisions.

Tax Considerations

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year, and prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the Act), compensation that qualified as “performance-based compensation” under Section 162(m) was excluded from this limit. The Act repealed this “performance-based compensation” exclusion effective for fiscal years beginning on January 1, 2018, with limited transition relief. Prior to the Act, the Company structured its compensation arrangements to permit deductibility under Section 162(m) to the extent possible, unless the benefit of such deductibility was outweighed by the need for flexibility or the attainment of other corporate objectives in which case the Compensation Committee was prepared to enter into compensation arrangements under which payments may not be deductible under Section 162(m).

Following the Act, the Company will continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around deductibility. The Company believes the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract and retain highly qualified employees and motivate them to deliver value to our customers and shareholders.

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Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. The Compensation Committee also retains the Independent Consultant to assist the Compensation Committee with an annual risk assessment of the Company’s compensation policies and practices.

In addition, the Company reviews all its compensation policies and practices, including incentive plan design and factors that may affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Company’s pay philosophy provides an effective balance in cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s discretion to make positive and negative adjustments to payouts under the Company’s compensation plans. Further, policies to mitigate compensation-related risk include stock ownership guidelines, vesting periods on equity awards, insider-trading prohibitions, and independent Compensation Committee oversight.

Based on this review, both for our executive officers and all other employees, the Company and the Independent Consultant concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed and approved this conclusion.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned by the Company’s named executive officers (or NEOs) in fiscal 2020, 2019 and 2018.

Name & Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Steven J. Demetriou Chair and Chief Executive Officer	2020	1,349,250	—	11,500,085	1,918,917	—	46,654	14,814,906
	2019	1,347,500	—	10,500,017	2,723,696	—	56,040	14,627,254
	2018	1,300,000	—	9,000,025	2,669,990	—	73,673	13,043,688
Kevin C. Berryman President, Chief Financial Officer	2020	799,769	—	3,000,006	741,444	—	24,385	4,565,604
	2019	771,923	—	2,350,079	1,020,439	—	36,614	4,179,054
	2018	750,000	—	2,000,006	1,026,919	—	52,589	3,829,514
Joanne E. Caruso Executive Vice President, Chief Legal and Administrative Officer	2020	610,338	—	1,400,071	519,168	—	—	2,529,577
	2019	559,615	—	1,300,061	725,593	—	23,805	2,609,075

Dawne S. Hickton Executive Vice President, COO, Critical Mission Solutions (CMS)	2020	757,529	—	2,100,060	642,720	—	—	3,500,309

Robert V. Pragada President and COO	2020	806,077	—	3,300,081	759,528	—	34,482	4,900,168
	2019	741,923	—	2,200,053	981,191	—	154,803	4,077,970
	2018	713,269	300,000	1,700,037	983,118	—	43,310	3,739,735

(1)

Consists of base salary earned during the fiscal year including any time off with pay. As part of the Company’s cost saving initiatives in response to the global COVID-19 pandemic, all of our senior executive officers, including our NEOs, agreed to receive a 10% reduction in their base salaries for the third and fourth quarters of fiscal 2020.

(2)

Represents a bonus awarded to Mr. Pragada in fiscal 2018 in recognition of his leadership role in the due diligence process, negotiations in connection with the CH2M acquisition and its successful closure.

(3)

Represents the grant date fair value of stock awards granted under the Stock Incentive Plan in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2020 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. For the fiscal 2020 amounts, this column reflects the combined value of RSUs and PSUs granted in November 2019 (with PSUs reflecting target performance). At the highest level of performance, the value of such fiscal 2020 PSUs on the grant date would be: $13,800,289 for Mr. Demetriou; $3,600,156 for Mr. Berryman; $1,680,197 for Ms. Caruso; $2,520,296 for Ms. Hickton; and $3,959,986 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2019 PSUs on the grant date would be: $12,599,891 for Mr. Demetriou; $2,820,224 for Mr. Berryman; $1,560,138 for Ms. Caruso; and $2,640,258 for Mr. Pragada. At the highest level of performance, the value of such fiscal 2018 PSUs on the grant date would be: $10,800,159 for Mr. Demetriou; $2,400,007 for Mr. Berryman; and $2,040,070 for Mr. Pragada.

(4)

Represents the annual incentive awards earned in each fiscal year pursuant to the LPP, as determined by the Compensation Committee. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” for a description of non-equity incentive plan compensation is determined for the NEOs.

(5)

For fiscal 2020, Mr. Demetriou received $212 associated with a 401(k) Company match, $25,322 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $65 for basic life insurance premiums paid for by the Company, $467 for spousal meal associated with a business dinner and $150 for associated tax, as well as $17,041 for financial planning assistance, $62 for associated expenses and $3,335 for an annual health assessment. For fiscal 2020, Mr. Berryman received $501 associated with a 401(k) Company match, $5,770 in dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $1,073 for basic life insurance premiums paid for by the Company, as well as $17,041 for financial planning assistance. For fiscal 2020, Mr. Pragada received $535 associated with a 401(k) Company match, $7,548 for dividend payments on unvested RSAs and RSUs at the time of vesting, to the extent not included in the fair market value of the grant previously reported, $1,099 for basic life insurance premiums paid for by the Company, $1,510 for his family’s airfare and $546 for the associated tax, $17,041 for financial planning assistance and $55 for associated expenses, and $6,148 for an annual health assessment.

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Narrative Disclosure to Summary Compensation Table

Payment of Dividends and Dividend Equivalent Rights

The Company currently pays a quarterly cash dividend. With respect to RSUs, when the Company pays a cash dividend on its outstanding common stock, each holder of RSUs is credited with a dollar amount equal to (1) the per-share cash dividend, multiplied by (2) the total number of RSUs held by such individual on the record date for that dividend. These are referred to as Dividend Equivalents. Dividend Equivalents vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash when the share of common stock (or, in the case of cash-settled RSUs, the cash) underlying the RSU is delivered to the award holder.

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2020 Grants of Plan-Based Awards

The table below summarizes all grants of plan-based awards to the NEOs in fiscal 2020:

		Estimated Future Payouts under Non- Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Steven J. Demetriou	11/13/2019									49,345	4,599,941
	11/13/2019				9,253	37,010	(4)	74,020	(4)		3,450,072
	11/13/2019				9,253	37,010	(5)	74,020	(5)		3,450,072
	9/28/2019	563,063	2,252,250	4,504,500
Kevin C. Berryman	11/13/2019									12,872	1,199,928
	11/13/2019				2,414	9,655	(4)	19,310	(4)		900,039
	11/13/2019				2,414	9,655	(5)	19,310	(5)		900,039
	9/28/2019	225,500	902,000	1,804,000
Joanne E. Caruso	11/13/2019									6,007	559,973
	11/13/2019				1,127	4,506	(4)	9,012	(4)		420,049
	11/13/2019				1,127	4,506	(5)	9,012	(5)		420,049
	9/28/2019	156,000	624,000	1,248,000
Dawne S. Hickton	11/13/2019									9,010	839,912
	11/13/2019				1,690	6,759	(4)	13,518	(4)		630,074
	11/13/2019				1,690	6,759	(5)	13,518	(5)		630,074
	9/28/2019	193,125	772,500	1,545,000
Robert V. Pragada	11/13/2019									14,161	1,320,088
	11/13/2019				2,655	10,620	(4)	21,240	(4)		989,996
	11/13/2019				2,655	10,620	(5)	21,240	(5)		989,996
	9/28/2019	231,000	924,000	1,848,000

(1)

Amounts represent the 2020 projected award under the Leadership Performance Plan (or LPP) based on the Company’s internal plan at the start of fiscal 2020. See “Compensation Discussion and Analysis — Compensation Elements — Short-Term Incentives” above for a description of the LPP and the way bonuses are computed. The amounts reported in the “Threshold,” “Target” and “Maximum” columns reflect estimated future payouts under the LPP.

(2)	Amounts represent the threshold, target and maximum payout shares of awards of EPS Based PSUs and ROIC Based PSUs granted under the Stock Incentive Plan in fiscal 2020.
(3)	Represents the RSUs granted under the Stock Incentive Plan.
(4)

Represents the threshold, target and maximum payout shares of the grants of the EPS Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2020 Equity Awards — EPS Based Awards” for a discussion of how the number of shares ultimately issued will be determined.

(5)

Represents the threshold, target and maximum payout shares of the grants of the ROIC Based PSUs that each NEO could earn under the Stock Incentive Plan. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Compensation Discussion and Analysis — Compensation Elements — Equity Based Compensation — Fiscal 2020 Equity Awards” for a discussion of how the number of shares ultimately issued will be determined.

(6)

Represents the grant date fair value of RSUs and PSUs granted (assuming target level of shares) under the Stock Incentive Plan computed in accordance with FASB ASC Topic 718. The grant date fair value for the November 13, 2019, award was $93.22. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2020 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. See “— Narrative Disclosure to Summary Compensation Table — Payment of Dividends and Dividend Equivalent Rights” above and “Compensation Discussion and Analysis — Compensation Elements — Equity-Based Compensation — Dividend Equivalents” above for more information regarding Dividend Equivalents.

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Outstanding Equity Awards of NEOs at 2020 Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End for 2020
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)
Grant Date	Exercisable #	Unexercisable #
Steven J. Demetriou
8/17/2015	102,259		43.94	8/17/2025				-
11/19/2015	98,739		42.74	11/19/2025
11/16/2016					12,793	1,205,612
11/29/2017					27,765	2,616,574	41,648	7,849,815
11/29/2017							41,648	7,849,815
11/7/2018					38,928	3,668,575	38,927	7,336,961
11/7/2018							38,927	7,336,961
11/13/2019					49,345	4,650,273	37,010	6,975,645
11/13/2019							37,010	6,975,645
Kevin C. Berryman
12/30/2014	49,000		45.16	12/30/2024				-
5/28/2015	17,000		43.34	5/28/2025
11/19/2015	24,685		42.74	11/19/2025
11/16/2016					2,900	273,296
11/29/2017					6,170	581,461	9,255	1,744,382
11/29/2017							9,255	1,744,382
11/7/2018					8,712	821,019	8,713	1,642,226
11/7/2018							8,713	1,642,226
11/13/2019					12,872	1,213,057	9,655	1,819,774
11/13/2019							9,655	1,819,774
Joanne E. Caruso
11/16/2016					640	60,314
1/12/2017					327	30,816
11/29/2017					1,852	174,532	2,776	523,220
11/29/2017							2,776	523,220
11/7/2018					4,820	454,237	4,820	908,474
11/7/2018							4,820	908,474
11/13/2019					6,007	566,100	4,506	849,291
11/13/2019							4,506	849,291
Dawne S. Hickton
6/1/2015	3,000		43.45	6/1/2025
3/1/2016	2,625		38.04	3/1/2026
6/3/2019					4,597	433,221	3,611	680,601
6/3/2019							3,611	680,601
11/13/2019					9,010	849,102	6,759	1,273,936
11/13/2019							6,759	1,273,936
Robert V. Pragada
2/1/2016	21,387		39.13	2/1/2026
11/16/2016					2,474	233,150
11/29/2017					5,245	494,289	7,867	1,482,772
11/29/2017							7,867	1,482,772
11/7/2018					8,156	768,621	8,157	1,537,431
11/7/2018							8,157	1,537,431
11/13/2019					14,161	1,334,533	10,620	2,001,658
11/13/2019							10,620	2,001,658

(1)	All stock options have a total term of 10 years from the date of grant and all remaining unvested option grants vest at the rate of 25% per year beginning on the first anniversary of the grant date.
(2)

All outstanding employee stock options were granted under the Stock Incentive Plan with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the grant date. Ms. Hickton was a member of the Board of Directors at the time of her stock option grants. For purposes of her awards, the “Grant Price” was the average of the Fair Market Values of the Common Stock for the ten trading days ending on the second trading day prior to the date for which the Grant Price was determined, but in no event less than 85% of the Fair Market Value of the Common Stock for the day the Grant Price was determined. If the day for which the Grant Price was determined was a day that the NYSE was not open, then the Grant Price was determined by reference to the relevant price or prices as of the immediately preceding trading day.

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(3)

Represents the number of unvested shares of RSUs granted under the Stock Incentive Plan. The RSUs vest ratably over 4 years beginning on the first anniversary of the grant date. RSU grants include dividend equivalent rights that accumulate and vest on the same schedule as the RSU to which they relate and will be paid to the award holder in cash at the same time the share of common stock underlying the RSU is delivered to the award holder.

(4)	The market value of outstanding awards of RSUs is computed using the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at October 2, 2020, which was $94.24.
(5)

Represents the number of unvested target shares of PSUs (EPS Based PSUs and ROIC Based PSUs) granted under the Stock Incentive Plan. The awards of PSUs vest based on actual performance over a three year performance period.

(6)

The market value of outstanding PSUs (EPS Based PSUs and ROIC Based PSUs) was computed by using $94.24, the closing price of the Company’s common stock as quoted by the NYSE Composite Price History at October  2, 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table provides information on stock options that were exercised and on restricted stock that vested in fiscal 2020 for our NEOs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2)
Steven J. Demetriou	0	0	183,683	17,302,630
Kevin C. Berryman	0	0	41,712	3,651,417
Joanne E. Caruso	0	0	4,664	436,808
Dawne S. Hickton	0	0	1,532	-
Robert V. Pragada	0	0	42,264	3,970,414

(1)

Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History on the vesting date and includes cash dividends paid on RSAs and cash dividend equivalents in respect of RSUs to the extent not included in the fair market value of the grant previously reported.

(2)

Pursuant to the Company’s Executive Deferral Plan, Mr. Berryman elected to defer the receipt of 2,904 RSUs, with a value of $277,942, and the associated accumulated dividends of $1,975 that vested on November 7, 2019 until a later date and Ms. Hickton elected to defer the receipt of 1,532 RSUs, with a value as of the vesting date of $134,525, and the associated accumulated dividends, $1,103, that vested on June 3, 2020 until a later date, as included below in the Non-Qualified Deferred Compensation table.

Non-Qualified Deferred Compensation

As described above, employees, including NEOs, meeting certain compensation minimums may elect to participate in the Company’s executive deferral plans (or EDPs) whereby a portion of compensation (including salary, bonus and/or equity compensation) is deferred and paid to the employee at some future date. The EDPs are non-qualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, and upon retirement or death. Participant contributions are credited with earnings and losses based upon the actual performance of the deemed investments selected by participants.

For the EDPs in which the NEOs participate (the Variable Plans), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change in control features within the EDPs, no benefit enhancements occur upon a change in control. The investment options are notional and used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of several mutual and index funds comprising stocks, bonds, and money market accounts.

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The following table shows the EDP account activity during fiscal 2020 for the NEOs. Prior to fiscal 2018, executive officers were only permitted to defer salary and cash bonus amounts. Beginning in fiscal 2018, executive officers could also defer equity awards.

Non-Qualified Deferred Compensation for 2020

Name	Deferred Compensation Plan	Executive Contribution During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Steven J. Demetriou	Variable Plans	—	40,209	—	400,361
Kevin C. Berryman	Variable Plans	395,625	72,382	—	1,064,364
Joanne E. Caruso	Variable Plans	—	—	—	—
Dawne S. Hickton	Variable Plans	135,628	10,142	—	145,770
Robert V. Pragada	Variable Plans	—	—	—	—

(1)	All executive contributions are included in the Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the IRS prescribed applicable federal rate.
(3)

Balances at the end of the fiscal year consist of (1) salary, bonus and equity compensation deferrals, and associated accumulated dividends, made by the executive over time, beginning when the executive first joined the plan, plus (2) all earnings and losses credited on all deferrals, less (3) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

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Compensation Under Various Termination Scenarios

The following table quantifies the estimated severance and benefits payable to the NEOs as a result of the following terminations of employment on October 2, 2020: (1) termination in connection with a change in control, (2) termination due to death or disability, (3) retirement approved by the Compensation Committee, and (4) involuntary termination without cause.

	Change in Control ($) (4)	Death or Disability ($) (5)	Retirement ($) (6)	Involuntary Termination ($) (7)
Steven J. Demetriou
Non-Equity Incentive Compensation (1)	2,252,250	2,252,250	-	-
Unvested Stock Awards (2)	12,141,033	12,141,033	-	6,207,542
Unvested Performance Share Units (3)	23,563,239	25,455,566	-	15,699,630
Severance Benefits	7,300,872	50,000	-	5,475,640
Total	45,257,394	39,898,849	-	27,382,812
Kevin C. Berryman
Non-Equity Incentive Compensation (1)	902,000	902,000	-	-
Unvested Stock Awards (2)	2,888,833	2,888,833	-	1,431,671
Unvested Performance Share Units (3)	5,322,603	5,763,790	-	3,488,765
Severance Benefits	1,754,479	820,000	-	1,754,479
Total	10,867,915	10,374,623	-	6,674,915
Joanne E. Caruso
Non-Equity Incentive Compensation (1)	624,000	624,000	-	-
Unvested Stock Awards (2)	1,285,999	1,285,999	-	558,537
Unvested Performance Share Units (3)	2,110,721	2,297,691	-	1,046,441
Severance Benefits	1,269,493	624,000	-	1,269,493
Total	5,290,213	4,831,690	-	2,874,471
Dawne S. Hickton
Non-Equity Incentive Compensation (1)	772,500	772,500	-	-
Unvested Stock Awards (2)	1,282,324	1,282,324	-	356,675
Unvested Performance Share Units (3)	959,937	1,099,123	-	0
Severance Benefits	1,545,000	772,500	-	1,545,000
Total	4,559,761	3,926,447	-	1,901,675
Robert V. Pragada
Non-Equity Incentive Compensation (1)	924,000	924,000	-	-
Unvested Stock Awards (2)	2,830,593	2,830,593	-	1,317,192
Unvested Performance Share Units (3)	4,795,991	5,215,355	-	2,965,544
Severance Benefits	1,803,622	840,000	-	1,803,622
Total	10,354,206	9,809,948	-	6,086,358

(1)	The amount of annual incentive compensation that would be paid assuming a termination of employment as of October 2, 2020.
(2)

Under the Company’s 1999 Stock Incentive Plan, as amended (Stock Incentive Plan), the amount that would be earned related to unvested RSUs as of October 2, 2020. Value is computed by using the closing price of a

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share of the Company’s common stock as quoted by the NYSE Composite Price History at October 2, 2020, of $94.24.
(3)

Under the Stock Incentive Plan, the amount that would be earned related to unvested PSUs as of October 2, 2020. Upon a qualifying termination of employment during the 2-year period following a change in control, outstanding PSUs would vest and be earned based on actual performance at the time of the qualifying termination of employment. Upon death or disability, PSUs would remain outstanding and became earned based on actual performance at the end of the performance period. For all NEOs, upon an involuntary termination of employment without cause, in the absence of a change in control, PSUs that are scheduled to vest within the 9-month period following the date of termination will remain outstanding and become earned based upon actual performance, as provided for in the Executive Severance Plan. For purposes of the amounts reported in the table, we assumed current achievement estimates for all outstanding PSUs and multiplied such number of PSUs by the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Price History at October 2, 2020, of $94.24.

(4)

In the event of a qualifying involuntary termination during the 2-year period following a change in control (as defined in the Executive Severance Plan), all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of the participant’s (x) base salary and (y) target annual incentive award; (2) a lump sum cash payment equal to the participant’s target annual incentive award, prorated based on the number of days the participant was employed during the fiscal year of termination; and (3) a lump sum cash payment equal to 2 times (for the CEO) or 1 times (for the other NEOs) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards will vest in full, with PSUs vesting based on actual performance as of the date of such qualifying termination of employment.

(5)

In the event of a termination of employment due to death or disability, the NEOs will receive the following benefits: (i) in the event of the NEO’s death, an amount equal to the NEO’s target annual incentive award, prorated for the number of days worked during the fiscal year, (ii) accelerated vesting of all outstanding options and RSUs, and outstanding PSUs will remain outstanding and become earned based on actual performance at the end of the applicable performance period and (iii) life insurance amount, as elected by the employee.

(6)	None of the NEOs qualify for “Retirement” benefits.
(7)

In the event of a qualifying involuntary termination of employment unrelated to a change in control, all NEOs receive the following benefits under the Executive Severance Plan: (1) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of the participant’s (x) base salary and (y) target annual incentive award; and (2) a lump sum cash payment equal to 1.5 times (for the CEO) or 1 times (for the other NEOs and covered executives) the sum of (x) the annual COBRA premium for continued participation in the Company’s group health plans and (y) the annual fee for continued receipt of financial advisory services. In addition, the participant’s unvested and outstanding equity awards that are scheduled to vest within the 9-month period following the date of termination will continue to vest in accordance with their original vesting schedule, but the NEOs do not recognize any value for these at the time of separation.

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Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of October 2, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by shareholders (1)	706,489	$45.91	4,925,958
Equity compensation plans not approved by shareholders	—	—	—
Total	706,489	$45.91	4,925,958

(1)

The number in Column A excludes purchase rights accruing under our two, broad-based, shareholder-approved employee stock purchase plans: the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, as amended and restated (the ESPP), and the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan, as amended and restated (the Global ESPP). These plans give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occur monthly. Our shareholders have authorized a total of 32.3 million shares of common stock to be issued through the ESPP and the Global ESPP. From the inception of the ESPP and the Global ESPP through October 2, 2020, a total of 28.7 million shares have been issued, leaving 3.6 million shares of common stock available for future issuance at that date.

Pay Ratio

The following table sets forth the ratio of our CEO’s total compensation to that of our median employee for fiscal 2020.

CEO total annual compensation	$14,814,906
Median Employee total annual compensation	$ 86,427
Ratio of CEO to Median Employee total annual compensation	171 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The pay ratio above is a reasonable estimate calculated in a manner consistent with SEC rules.

To calculate the 2020 CEO pay ratio, we used the same median employee that we used for purposes of calculating the CEO pay ratio for 2019, as there has been no material change in our employee population, employee compensation programs or the median employee compensation that we believe would significantly impact the CEO pay ratio. We calculated such median employee’s total annual compensation in the same manner as we calculated our CEO’s total annual compensation in the Summary Compensation Table on page 53.

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PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

What are You Voting on?

The Audit Committee has appointed Ernst & Young LLP (EY) to audit the consolidated financial statements of the Company as of October 1, 2021, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the appointment of EY.

The Audit Committee’s decision to re-appoint our independent auditor was based on the following considerations:

•   The quality and performance of the lead audit partner and the overall engagement team;

•   EY’s knowledge of the industries and markets in which the Company operates;

•   EY’s knowledge of the Company’s operations;

•   EY’s global capabilities and technical expertise;

•   EY’s independence and objectivity; and

•   The potential impact of rotating to another independent audit firm.

The Company is not required to submit the selection of the independent registered public accounting firm to shareholders for approval but is doing so as a matter of good corporate governance. If the appointment of EY is not ratified by a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2022 Annual Meeting.

Representatives of EY are expected to attend the Annual Meeting, via the virtual meeting platform, will have an opportunity to make a statement and are expected to be available to respond to appropriate questions.

What is the Voting Requirement?

The affirmative vote of a majority of the shares of common stock present, in person via the virtual meeting platform or by proxy, at the Annual Meeting and entitled to vote is necessary to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2021.

Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending
October 1, 2021.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.

Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2020 Annual Report on Form 10-K.

3.

The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young LLP (EY), the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and EY, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

4.

The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with EY their independence.

5.

The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which EY provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of EY while recognizing that in certain situations EY may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research and planning services), without a specific, case-by-case consideration of each of the services to be performed by EY. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by EY. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.

Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2020, for filing with the SEC.

Joseph R. Bronson, Chair

Manny Fernandez

Linda Fayne Levinson

Barbara L. Loughran

Robert A. McNamara

2021 Proxy Statement |      63

AUDIT AND NON-AUDIT FEES

Set forth below are the fees for services rendered by our independent registered public accounting firm, EY, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies under “Report of the Audit Committee” described above.

Type of Fees	Description	2020	2019

Audit Fees

Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly financial statements included in the Company’s reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

		$7,822,640	$9,404,088

Audit-Related Fees

Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements not reported under “Audit Fees” above, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about new accounting pronouncements and the application of generally accepted accounting principles to proposed transactions.

		$343,200	$485,300

Tax Fees	Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services provided encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.	$4,199,186	$3,996,000

All Other Fees		$0	$0

Total		$12,365,026	$13,885,388

What our Audit Committee considered when engaging EY for fiscal 2021:

✓	EY’s independence and integrity

✓	EY’s competence and its compliance with regulations

✓	The business acumen, value-added benefit, continuity and consistency, and technical and core competency provided by the engagement team

✓	The effectiveness of EY’s processes, including its quality control, timeliness and responsiveness, and communication and interaction with the Company’s leadership

✓	EY’s efforts toward efficiency, including with respect to process improvements and fees

64      | 2021 Proxy Statement

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers and directors and certain shareholders, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date, by (1) all those persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of common stock, (2) each director and nominee for director, (3) each NEO, and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners

Name and Address	Amount and Nature of Ownership of Beneficial Ownership		Percentage of Class (1)
The Vanguard Group	15,129,438	(2)	11.64%
100 Vanguard Blvd. Malvern, PA 19355
State Street Corporation	9,353,838	(3)	7.20%
State Street Financial Center One Lincoln Street Boston, MA 02111
Blackrock, Inc.	8,784,212	(4)	6.76%
55 East 52nd Street New York, NY 10055
PRIMECAP Management Company	7,739,222	(5)	5.95%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

(1)	Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date.
(2)

Based solely on the information set forth in a Form 13G/A filed by The Vanguard Group Inc. with the SEC on February 12, 2020. Based on such filing, The Vanguard Group Inc. has shared dispositive power with respect to 219,107 shares and sole dispositive power with respect to 14,910,331, and sole voting power with respect to 193,665 shares and shared voting power with respect to 32,936 shares.

(3)

Based solely on the information set forth in a Form 13G filed by State Street with the SEC on February 13, 2020. Based on such filing, State Street has shared dispositive power with respect to 9,341,093 shares, and shared voting power with respect to 8,810,830 shares.

(4)

Based solely on the information set forth in a Form 13G/A filed by Blackrock, Inc. with the SEC on February 5, 2020. Based on such filing, Blackrock, Inc. has sole dispositive power with respect to all of the shares, sole voting power with respect to 7,769,767 shares.

(5)

Based solely on the information set forth in a Form 13G/A filed by PRIMECAP Management Company with the SEC on February 12, 2020. Based on such filing, PRIMECAP Management Company has sole dispositive power with respect to all of the shares and sole voting power with respect to 7,292,537 shares.

2021 Proxy Statement |      65

Security Ownership of Directors, Nominees and Management

Name	Number of Shares of Common Stock	Number of Shares of Common Stock Relating to Unexercised Stock Options (1)	Total Number of Shares Beneficially Owned	Percent of Class (2)
Independent Directors: (3)
Joseph R. Bronson	28,103	—	28,103	*
Vincent K. Brooks	—	—	—	*
Robert C. Davidson, Jr.	33,188	21,000	54,188	*
General Ralph E. Eberhart	15,888	18,000	33,888	*
Manny Fernandez	—	—	—	*
Georgette D. Kiser	3,214	—	3,214	*
Linda Fayne Levinson	56,888	21,000	77,888	*
Barbara L. Loughran	3,214	—	3,214	*
Robert A. McNamara	9,329	—	9,329	*
Peter J. Robertson (4)	48,888	10,500	59,388	*
Christopher M.T. Thompson (5)	29,888	18,000	47,888	*
Named Executive Officers:
Steven J. Demetriou	486,836	200,998	687,834	*
Kevin C. Berryman	190,827	90,685	281,512	*
Joanne E. Caruso	35,922	—	35,922	*
Dawne S. Hickton	33,118	—	33,118
Robert V. Pragada	126,376	21,387	147,763	*
All directors and executive officers as a group	1,143,241	411,231	1,545,093	1%

* Less than 1%

(1)	Includes only those unexercised options that are exercisable or will become exercisable within 60 days of the Record Date.
(2)

Calculated based on Rule 13d-3(d)(1)(i) using the number of shares of common stock outstanding as of the Record Date and the relevant number of shares of common stock issuable upon exercise of stock options which are exercisable or will be exercisable within 60 days of the Record Date.

(3)

For independent directors, includes common stock that has vested but will not distribute until such director retires or otherwise leaves the Board and common stock issuable upon restricted stock units that vest within 60 days of the Record Date.

(4)	Mr. Robertson shares voting and dispositive power with his spouse as to 12,000 shares that are held in a living trust.
(5)	Mr. Thompson shares voting and dispositive power with his spouse as to 10,000 shares that are held in a living trust.

66      | 2021 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% of the shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10% of beneficial owners were complied with on a timely basis during fiscal 2020, except for one Form 4 filed on February 14, 2020, for Michael R. Tyler, which was filed one day late due to an administrative error.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part I, Item 1 — Business in the Company’s 2020 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Only shareholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2022 Annual Meeting must be submitted to the Company no earlier than September 28, 2021, and no later than October 28, 2021. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or bring other proper business or to obtain additional information as to the proper form of a nomination.

To be included in the Company’s Proxy Statement and form of proxy relating to the 2022 Annual Meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 13, 2021. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the Annual Meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2022 Annual Meeting is currently expected to be held on January 26, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

2021 Proxy Statement |      67

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

•

Any transaction involving related persons that exceeds $120,000 and that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The Committee determines whether the related person has a direct or indirect material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In determining whether to approve or ratify the transaction, the Nominating and Corporate Governance Committee considers, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you provide us with contrary instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, or if you are receiving multiple copies of such proxy materials and wish to receive only one set, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Promptly upon receiving a written or oral request, a separate copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to you. Requests in writing should be addressed to the address below. Requests may also be made by calling (214) 638-0145.

Jacobs Engineering Group Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

68      | 2021 Proxy Statement

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2020 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2020. A copy of the 2020 Form 10-K is being made available to each shareholder of record on the Record Date concurrently with this Proxy Statement. You can access a copy of our 2020 Annual Report on Form 10-K on the secure website disclosed in both the Notice of Internet Availability of Proxy Materials you received and in this Proxy Statement as well as on the Company’s website at www.jacobs.com. The Company will furnish without charge a copy of the 2020 Form 10-K, including the financial statements and any schedules thereto, to any person following the instructions for requesting written copies of the proxy materials as set forth in the Notice of Internet Availability of Proxy Materials or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on November 30, 2020. The Company will also furnish copies of any exhibits to the 2020 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to:

Jacobs Engineering Group Inc.

Attention: Investor Relations

1999 Bryan Street, Suite 1200

Dallas, Texas 75201

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Justin C. Johnson

Vice President, Deputy General Counsel and Secretary

Dallas, Texas

2021 Proxy Statement |      69

Jacobs

Challenging today.
Reinventing tomorrow.

Notice of 2021 Annual Meeting of Shareholders & Proxy Statement

1999 Bryan Street, Suite 1200
Dallas, Texas 75201 USA

+1.214.638.0145 | jacobs.com

JACOBS ENGINEERING GROUP INC.

1999 BRYAN STREET

SUITE 1200

DALLAS, TX 75201

There are three ways to vote your proxy.

Your telephone or Internet vote authorizes the proxies named on the reverse side to vote the shares held in this account in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 21, 2021 for shares held in the Jacobs Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JEC2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, January 25, 2021 for shares held directly and by 11:59 p.m. Eastern Time on Thursday, January 21, 2021 for shares held in the Jacobs Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D27320-P44512	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACOBS ENGINEERING GROUP INC.

The Board of Directors recommends a vote FOR each Nominee for Director and FOR Proposals 2 and 3.
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. Steven J. Demetriou	☐	☐	☐

	1b. Christopher M.T. Thompson	☐	☐	☐			For	Against	Abstain

	1c. General Vincent K. Brooks	☐	☐	☐	2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐
	1d. Robert C. Davidson, Jr.	☐	☐	☐
	1e. General Ralph E. Eberhart	☐	☐	☐
	1f. Manny Fernandez	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	1g. Georgette D. Kiser	☐	☐	☐
	1h. Linda Fayne Levinson	☐	☐	☐

	1i. Barbara L. Loughran	☐	☐	☐

	1j. Robert A. McNamara	☐	☐	☐

	1k. Peter J. Robertson	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3.

Please sign as your name(s) appear(s) on this proxy. If held in joint tenancy, all holders must sign. Trustees, administrators, etc. should include their title and authority. Corporations should provide the full name of the corporation and of the authorized officer signing this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 26, 2021,

at 5:00 p.m., Central Standard Time

Attend online at www.virtualshareholdermeeting.com/JEC2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

D27321-P44512

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200                                                                                                                                            proxy

Dallas, Texas 75201

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 26, 2021.

The shares of stock held in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, “FOR” Proposals 2 and 3, and in the discretion of the proxies named below with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

By signing the proxy, you revoke all prior proxies and appoint Steven J. Demetriou, Kevin C. Berryman and Justin C. Johnson, and each of them, as proxies, each with full power of substitution, to vote the shares held in this account on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustees of Jacobs 401(k) Plus Savings Plan; the Jacobs Union 401(k) Plus Savings Plan or the Jacobs Technology Inc. Employees’ Savings Plan (collectively referred to as the Jacobs 401(k) Plans) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs Vanguard, as trustee of the Jacobs 401(k) Plans (“Trustee”), to vote all shares of the common stock of Jacobs Engineering Group Inc. allocated to the undersigned’s account under any of the Jacobs 401(k) Plans (as shown on the reverse side) at the 2021 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote the shares credited to this account in accordance with your instructions, provided the Trustee determines it can do so in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). Pursuant to ERISA, the Trustee would only be prevented from voting the shares credited to this account in accordance with your instructions if the independent fiduciary of the Plan, State Street Global Advisors (“SSGA”), deems that following the instructions would be a violation of the trustee’s fiduciary duties. Your voting instructions must be received by January 21, 2021 at 11:59 p.m. Eastern Time. If you do not provide voting instructions or if your instructions are not received in a timely manner, SSGA will direct the Trustee, in SSGA’s discretion, how to vote these shares. All voting instructions for shares held in the Plan shall be confidential.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions.